As filed with the Securities and Exchange Commission on July 28 , 2004

Registration No. 333-114697

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to
Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GOLDSPRING, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	7389	65-0955118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert Faber

Chief Financial Officer and Secretary

GoldSpring, Inc.

8585 E. Hartford Drive, Suite 400

Scottsdale, Arizona 85255

(480) 505-4040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9 SOUTH, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED July 28,2004

GOLDSPRING, INC.

21,739,129 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF A WARRANTS

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF GREEN SHOE WARRANTS

211,666 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF WARRANTS

This prospectus relates to the resale by the selling shareholders of up to 21,739,129 shares of our outstanding common stock; 10,869,575 shares of our common stock issuable in connection with the conversion of our series A warrants; 10,869,575 shares of our common stock issuable in connection with the conversion of our Green Shoe Warrants; and 211,666 shares of our common stock issuable in connection with the conversion of our warrants issued in our recent private placement, which closed on February 23, 2004. The selling shareholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

Our common stock is listed on the OTC Bulletin Board under the symbol "GSPG:OB" The last reported sale price of our common stock on July 20, 2004 was $0.38. We have recently submitted an application for a listing on the American Stock Exchange.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we will receive proceeds from the sale of the exercise of our warrants.

The date of this prospectus is , 2004

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. The terms “we,” “us,” “our” and “GoldSpring” refer to GoldSpring, Inc., unless the context otherwise requires.

About Us

We are a precious metals mining company focused the production of gold, precious metals and other minerals. We were formed through a "reverse merger" whereby GoldSpring, Inc. in March 2003 acquired GoldSpring LLC and Ecovat Copper Nevada LLC from Ecovery, Inc., a private corporation. These two LLC's represented substantially all of Ecovery's mining assets. Specifically, these mining assets included the Gold Canyon and Spring Valley gold placer projects in Lyon County, Nevada plus the "Big Mike" Copper Ore Project, located about two hours east of Reno in Winnemucca, Nevada.

On November 1, 2003, we acquired The Plum Mining Company LLC, or Plum. The Plum property consists of two gold and silver ore bearing projects: The Billie the Kid Project, comprised of the Billie the Kid, Lucerne and the Hartford Pits, and the Como Project. Plum's property interests include 28 unpatented mining claims; mineral exploration and mining leases for 12 patented and 13 unpatented mining claims; title to 40 acres of private land with improvements, consisting of a 2,700 square-foot office building, two laboratory trailers, and an enclosed maintenance facility; earth-moving equipment, dump trucks, and other processing equipment, including a Merrill Crowe solution extraction plant and a primary ore crusher; and what we believe is the only cyanide heap leach permit in the Comstock Lode. On November 18, 2003, we commenced work on the Plum property and we are currently in production.

We are incorporated in Florida. Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share, and 150,000 shares of Convertible Redeemable Preferred Stock, $100 par value per share.

Where You Can Find Us

Our executive office is located at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 505-4040, and our facsimile number is (480) 505-4044.

Plan of Distribution

The selling shareholders may sell up to 21,739,129 shares of our outstanding common stock, 10,869,575 shares of common stock issuable in connection with conversion of A warrants, 10,869,575 shares of common stock issuable in connection with conversion of Green Shoe Warrants, and 211,666 shares of common stock issuable in connection with the conversion of warrants issued in our recent private placement, which closed on February 23, 2004. Such shares of our common stock may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the selling shareholders other than payment that they may agree to make to underwriters.

Summary Consolidated Financial and Operating Data

The following summary consolidated financial and operating data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2002 and 2003 and the summary consolidated statements of operations data for each of the three years in the three year period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,			Quarter Ended March 31,
	2001	2002	2003	2003	2004
Consolidated Statements of Operations:
Revenues:	$3,471	$1,157	$-	$-	$-
Total Revenues:	3,471	1,157	-	-	-
Cost of Revenues:	0	0	0	0	0
Gross Profit	3,471	1,157	-	-	-
Operating Expenses:
Selling General and Administrative expenses	74,948	66,822	4,645,792	-	434,588
Depreciation and amoritization expense	13,264	13,264	1,118	-	-
Total Operating expenses	88,212	80,086	4,646,910	-	434,588
Income (loss) from Operations	(84,741)	(78,929)	(4,646,910)	-	(434,588)
Other income (expenses):
Interest income	-	-	1,891	-	458
Total other income (expenses)	-	-	1,891	-	458
Income (loss) before income taxes	(84,741)	(78,929)	(4,645,019)	-	(434,130)
Income tax provision (benefit)	-	-	(940,000)	-	(480,000)
Net (loss)	$(84,741)	$(78,929)	$(3,705,019)	$-	$45,870

	Year Ended December 31,			Quarter Ended March 31,
	2001	2002	2003	2003	2004
Net income (loss) per share:
Basic and Diluted	(0.000)	$(0.003)	$(0.027)	$0.000	$0.000
Weight Total Revenues
Basic and Diluted	971,278	$4,228,181	$135,131,484	$100,410,000	$175,294,000

	Year Ended December 31,			Quarter Ended March 31,
	2001	2002	2003	2003	2004
Consolidated Balance Sheet Data
Cash and cash equivalents	$-	$318	$364,138	$318	$8,011,819
Total assets	$43,737	$1,436	$8,751,438	$1,436	$18,600,234
Total long-term debt, including
current portion	$148,181	$-	$1,000,000	$-	$900,000
Preferred stock	$-	$-	$4,650,000	$-	$4,650,000
Total shareholers' equity (deficit)	$(172,944)	$(47,886)	$7,593,166	$(47,886)	$17,051,020

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this prospectus . You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risks Related to Our Business

We Have Limited Resources and Our Inability to Obtain Additional Financing Could Negatively Affect Our Development, Growth and Success.

We have incurred substantial losses since our inception, and we are currently experiencing a cash flow deficiency from operations. Although we have been successful in raising capital in the past, our current cash flow and capital resources are limited, and we may require additional funds to achieve our business strategy. We may not be able to secure further financing in the future. If we are not able to obtain additional financing on reasonable terms, we may not be able to execute our business strategy. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our growth plans, which could have a material negative effect on our business, operating results, and financial condition. All of these factors could hamper our ability to be considered a going concern.

We Have Limited Revenue to Date and Are Subject to All Risks in any Developing Business

Through March 31, 2004, we had no revenues although we have recently begun to generate revenues from gold and silver recovery, which we expect to continue and expand in the second half of 2004. We are subject to all of the risks inherent in a developing business enterprise, which could have an impact on our development, growth and success.

We Will Not Be Successful Unless We Recover Precious Metals and Sell Them on World Markets

Our success and possible growth will depend on our ability to recover precious metals, process them, and successfully sell them on world markets. The success of this process is dependent on the world spot market prices in relation to our costs of production. We may not always be able to produce at a profit because we can only maintain a level of control over our costs and have no ability to control the world spot market prices. In July 2004 we began delivering gold and silver produced from the Billie the Kid project to Johnson Matthey, our refiner.

The Cost of Our Acquisition, Exploration and Development Activities Are Substantial and There Is No Assurance that the Quantities We Discover or Acquire Will Justify Commercial Operations

We cannot be certain that our acquisition, exploration and development activities will be commercially successful. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. There can be no assurance that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities or of adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The Price of Gold Fluctuates on a Regular Basis and a Downturn in Price Could Negatively Impact Our Operations and Cash Flow

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Since Our Assets are Gold, Silver and Copper Reserves, the Drop in the Price of any of These Metals Will Negatively Affect our Asset Values, Cash Flows, Potential Revenues and Profits

Our principal assets are gold, silver and copper reserves, real estate, mining permits, and heavy equipment used in mining and mining infrastructure for mineral processing. We plan to acquire additional properties containing reserves and mineralized material with exploration potential. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be derived from the mining and sale of gold from these properties or from the outright sale of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential mineral production there from, will vary in direct proportion to variations in those mineral prices. The price of gold has fluctuated widely and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would negatively affect our asset values, cash flows, potential revenues and profits.

Our Activities are Inherently Hazardous and Any Exposure May Exceed Our Insurance Limits or May Not Be Insurable

Mining exploration, development and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to insure ourselves against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Since Reserve Calculations are Only Estimates, Any Material Change May Negatively affect the Economic Viability of Our Properties

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices and recoverability of metal in the mining and mineral recovery process. There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may negatively affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our Operations are Subject to Strict Environmental Regulations, Which Result in Added Costs of Operations and Operational Delays

Our exploration and development operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect our projects. We are currently subject to environmental regulations with respect to our properties in Nevada.

We are Subject to Federal Laws Which Require Environmental Assessments and Bond/Surety Postings Which Add Significant Costs to Our Operations and Delays in Our Projects

The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us. Our mining operations are required to be covered by reclamation bonds deemed adequate by regulators to cover these risks. We believe we currently maintain adequate reclamation bonds for our operations.

Changes in State Laws, Which are Already Strict and Costly, Can Negatively Affect Our Operations by Becoming Stricter and Costlier

At the state level, mining operations in Nevada are also regulated by the Nevada Division of Environmental Protection, or NDEP. Nevada state law requires the Plum Mining Company and the GoldSpring Placer Projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under Nevada law. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Title Claims Against Our Mining Properties Could Require Us to Compensate Parties, If Successful, and Divert Management's Time From Operations

There may be challenges to our title in the mineral properties in which we hold material interests. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the effected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

We Do Not Intend to Pay a Cash Dividend on Our Common Stock in the Near Term and, Consequently, Your Only Opportunity to Achieve a Return on Your Investment Is If the Price of Our Stock Appreciates

We do not plan to declare cash dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no assurance that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Our Business Depends on a Limited Number of Key Personnel, the Loss of Whom Could Negatively Affect Us

Stephen Parent, Chief Executive Officer; Robert Faber, Chief Financial Officer; and John Cook, President are important to our success. If any of them become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

If We Fail to Adequately Manage Our Growth, We May Not Be Successful in Growing Our Business and Becoming Profitable

We plan to expand our business and the number of employees over the next 12 months. In particular, we intend to hire additional administrative personnel and to increase expenditures for investor relations. We expect that any such growth will place stress on our operations, management, and employees. Any failure to adequately address the needs of our growing business could have a negative impact on our chances of success.

Offering Risks

If Our Share Price is Volatile, We May Be the Target of Securities Litigation, Which Can Be Costly and Time-Consuming to Defend

In the marketplace, following periods of market volatility in the price of a company's securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted from the operation of our business, causing our business to suffer.

Future Sales of Our Common Stock in the Public Market Could Lower Our Stock Price, and Conversion of Our Warrants and Any Additional Capital Raised by Us May Dilute Your Ownership in Us

We may sell additional shares of common stock in subsequent offerings. In addition, holders of warrants to purchase our common stock will, most likely, exercise their warrants to purchase shares of our common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The Requirements of Being a Public Company May Strain Our Resources and Distract Management

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Shares Eligible for Public Sale in the Future Could Decrease the Price of Our Common Shares and Reduce Our Future Ability to Raise Capital

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

"Penny Stock" Rules May Make Buying or Selling Our Common Stock Difficult

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers that sell penny stocks to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser's written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. They are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, you should draw no inference that we will make additional updates with respect to those or other forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data should be read together with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1999,2000, 2001, 2002 and 2003 and the selected consolidated statements of operations data for each of the five years in the period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data and consolidated statements of operations for the three-month periods ended March 31, 2003 and March 31, 2004 have not been audited. This prospectus does not contain any additional information for the years 1999 and 2000. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					Quarter Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Statements of Operations:
Revenues
Production	$-	$-	$-	$-	$-	$-	$-
Production	$-	$7,162	$3,471	$1,157	$-	$-	$-
Total Revenues:	-	7,162	3,471	1,157	-	-	-
Cost of Revenues:	-	-	-	-	-	-	-
Gross Profit	-	7,162	3,471	1,157	-	-	-
Operating Expenses:
Organization	5,554	-	-	-	-	-	-
Consulting	-	-	-	-	4,258,235	-	-
General and administrative	6,349	267,082	74,948	57,177	387,557	-	-
Research and developmental	9,056	60,263	-	9,645	-	-	-
Marketing and promotional	914	38,517	-	-	-	-	434,588
Depreciation and amoritization expense	13,265	13,265	13,264	13,264	1,118	-	-
Total Operating expenses	35,138	379,127	88,212	80,086	4,646,910	-	434,588
Income (loss) from Operations	(35,138)	(371,965)	(84,741)	(78,929)	(4,646,910)	-	(434,588)
Other income (expenses):
Interest income	-	-	-	-	1,891	-	458
Total other expenses	-	-	-	-	1,891	-	458
Income (loss) before income taxes	(35,138)	(371,965)	(84,741)	(78,929)	(4,645,019)	-	(434,130)
Income tax provision (benefit)	-	-	-	-	(940,000)	-	(480,000)
Net (loss)	$(35,138)	$(371,965)	$(84,741)	$(78,929)	$(3,705,019)	$-	$45,870

	Year Ended December 31,					Quarter Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Net income (loss) per share:
Basic and Diluted	(0.000)	$(0.000)	$(0.000)	$(0.003)	$(0.027)	$0.000	$0.000
Weight Total Revenues
Basic and Diluted	1,500,000	1,704,000	971,278	4,228,181	135,131,484	100,410,000	175,294,000

	Year Ended December 31,					Quarter Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Balance Sheet Data
Cash and cash equivalents	$1,341-	$-	$-	$318	$364,138	$318	$8,011,819
Total assets	$43,622	$66,748	$43,737	$1,436	$8,751,438	$1,436	$18,600,234
Total long-term debt, including
current portion	$-	$75,000	$148,181	$-	$1,000,000	$-	$900,000
Preferred stock	$-	$-	$-	$-	$4,650,000	$-	$4,650,000
Total shareholers' equity (deficit)	$762	$(88,203)	$(172,944)	$(47,886)	$7,593,166	$(47,886)	$17,051,020

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We are a mining company focused on production of gold, other precious metals, iron ore and other minerals. We currently have operations in the United States and own mineral rights in Alberta, Canada. We are actively seeking to acquire and operate precious metals, copper and other mineral properties in the United States, Canada and Mexico. Our business model is to acquire mining projects with proven reserves, advanced permits and exploration potential that can be put into near-term operation and production.

Accounting Treatment Change

On June 24, 2004, we filed the following amended Exchange Act documents: (1) Form 10-KSB for the year ended December 31, 2003; and (2) Form 10-QSB for the quarter ended March 31, 2004. After careful review and consideration, we have elected to change the accounting treatment of the original transaction between us and Ecovery, Inc. to treat it as a reverse merger and not as a business combination. Incorporated in this filing is the restatement of the financial statements to reflect the accounting treatment change for recording this transaction.

At the time of the reverse merger, we adopted the business combination accounting treatment to record this transaction, whereby the market value of the common stock exchanged for the assets plus the book value of the assets acquired were used to determine the valuation of the transaction. Employing this accounting treatment, we recorded approximately $8.9 million of goodwill, which is an intangible asset. We concluded that the reverse merger accounting treatment more appropriately reflected the nature of this transaction after considering such factors as (a) the change in control of our company based on the number of our shares issued to the Ecovery shareholders in the transaction; (b) the sole officer and director of our company resigned on the effective date of the transaction; and (c) the fact that we had no operations prior to the Transaction. Under the reverse merger accounting treatment, historical asset values (book value of the assets) are utilized to determine the valuation of the transaction. Accordingly, no goodwill was generated with this transaction.

Pursuant to our decision to change the accounting treatment, the financial statements have been restated and are presented within this prospectus to reflect the new treatment. This change in accounting treatment has no impact on our results of operations.

Since our inception in March 2003, we have raised $12.3 million in capital, of which $10.3 million was raised in two transactions in the first quarter of 2004. Our current operations are centered in the Comstock Lode, a historic Bonanza gold and silver mining district located in and around Virginia City, Nevada, about 30 miles south and east of Reno.

To date, we have acquired two projects in the Comstock Lode region: the Plum Mining LLC’s Billie the Kid open pit gold and silver mining project and the GoldSpring, LLC’s Gold Canyon and Spring Valley Gold Placer project. As part of the Plum transaction, we acquired 40 acres of land, which has an office building, a maintenance building and laboratory facilities. We believe we have the only fully permitted and operational cyanide heap leach facility and the accompanying permit in the Comstock Lode region. Located near the Billie the Kid Project, in American Flat, these facilities support our mineral processing and mining administration operations in the Comstock Lode.

First Quarter Operating Results

We had no revenues from operations during the three-month periods ended March 31, 2004 and March 31, 2003. Since the completion of the reverse merger in June 2003, we have focused on acquisition opportunities and bring the Billie the Kid / Lucerne Project into production. Our first shipment of gold and silver was delivered to the refinery in late June 2004. As of July 16, 2004, we had shipped approximately 760 ounces of gold and 3,500 ounces of silver. Gold and silver shipments are scheduled to occur on a weekly basis. Since March 30, 2004, we have recognized gains of approximately $510,000 through gold and silver spot deferred sales.

In the first quarter of 2004, we raised $10 million from accredited institutions through a PIPE (Private Investment Public Equity) transaction as well as through a $332,500 equity private placement offered to enable existing shareholders to participate in the new round of financing. The $10.3 million in financing is being deployed to accelerate the ramp up of production of existing reserves, to acquire and bring into production projects with respect to which we have executed Letters of Intent, to pursue additional acquisitions, and to provide funds for targeted exploration and for working capital. This capital creates a platform for us to execute our business strategy and provides the foundation for accretive growth for shareholders.

Construction was completed on the heap leach pad and ponds and final approvals were received from the Nevada Division of Environmental Protection, NDEP, in February 2004. Although not a requirement in the original permits, a specification for screened and sized ore to be used as an overliner to protect the leach pad was recommended by NDEP and accepted by Plum and the pad began being loaded with about 7,000 tons of this material prior to loading agglomerated gold and silver ore for cyanide leaching. In early March 2004, we started loading agglomerated ore on to the leach pad. The first cyanide solution was added to the pad in mid-March.

Plan of Operation

We have contracted with N.A. Degerstrom of Spokane, Washington to undertake the ongoing mining, ore crushing, screening, agglomerating and loading to the leach pad for Plum Mining. Degerstrom has provided contract mining services for over 100 years. Degerstrom brings a complete mining engineering staff with facility and metallurgical expertise with laboratories to the Plum operation. Its operating expertise will provide substantial savings in the execution of the full Plum Mining project. Degerstrom has also agreed to assist us in evaluating and operating our future acquisitions.

The Billie The Kid Project:

As of June 30, 2004, we have deployed approximately $3,500,000 of cash at the Plum Mining facility in infrastructure development and mining activities. The breakdown of the investment is as follows: $150,000 for additional reclamation bond requirements; $2,000,000 in construction and development of the operations infrastructure, including a fully constructed, inspected and lined heap leach pad and pond facility and a recovery system for the gold and silver; and $1,400,000 for mining, hauling, screening and agglomeration,.

Approximately 70,000 tons of ore was on the pad and under leach as of June 30, 2004. An additional 50,000 tons was stockpiled and ready for agglomeration and leaching. We expect most of the revenue related to the 70,000 tons of ore will be recognized in the second and third quarters of 2004. While the leach process typically can take several months for full recovery, the first 60 to 90 days produces the largest recovery percentage. Once gold and silver are released into the cyanide solution from the leach process and collected in the pregnant solution pond, the metals will be recovered. First quarter start-up recovery was accomplished using EMEW direct electrowinning and a transition to a Merrill Crowe system was made during the second quarter. The EMEW plant will be moved to our Big Mike Copper Project in nearby Winnemucca, Nevada for third quarter copper recovery.

Construction of a million ton heap leach pad, which is located near the existing pad at the Plum facility, has commenced. This pad will accommodate larger scale daily production than the existing pad. Once the larger pad is complete, the Billie the Kid and Lucerne pits will be mined simultaneously.

GoldSpring Placer Mining Operations

Our first acquisition was the GoldSpring Placer Claims, located on 850 acres at the south end of the Comstock near the intersections of Highway 341 and Highway 50, about 7.8 miles east of Carson City, Nevada and three miles south of Plum. These properties contain virgin sand and gravels (not tailings) that have been explored for gold but have not been mined. The claim groups lie immediately south of the Comstock Lode, which is considered the source of the placer values in the immediate area. Several lode mines are located at higher elevations in close proximity to the Spring Valley properties, and practically all of the eroded material from these veins should be deposited on our claim group. Exploration work completed on these claim groups has been carried out under the supervision of experienced and knowledgeable mining consultants thoroughly familiar with the gold mineralization of the Carson City area.

We own a RMS Ross gravity plant, including a 250KW power plant, which is scheduled to commence operation in the third or fourth quarter of 2004, at the Placer mines and which is anticipated to operate at a rate of 200 tons per hour. Neither crushing nor chemicals will be used or required. We are in the process of acquiring additional water rights and sources of water to insure that operations will be uninterrupted and continuous once begun. The placer claims and Plum occupy the same basin for Nevada Department of Water Resources purposes. To this end, we have just added an additional 100gpm water well at Plum and are pursuing the same at Spring Valley. We currently have over 11 million gallons of water rights.

Mineral Interest Acquired Alberta, Canada

In May 2004, we were granted mineral permits for all non energy minerals on nearly 800 square miles of Alberta, Canada mining property. Sedimentary Oolitic iron bearing material was discovered in 1953 from oil and gas drilling in the area. Various workers from private companies and governmental agencies have explored the area and have quoted ‘resources’ of around 1 billion tons of iron bearing material grading more than 30% iron. We are in the process of reviewing existing data and conducting a pre-feasibility study on the project. This will include new testwork to follow-up earlier testwork done by others. During 1995 – 1997, a series of tests were performed that showed the deposit was amenable to treatment to produce high iron pellets and pig iron. Energy availability was an important part of this analysis at the time. However, the property contains significant resources of natural gas and coal, which will also be studied.

Properties Under Letters of Intent

We have executed Letters of Intent to acquire three projects: The Consolidated Virginia Dumps from the Bonanza days of the 1850‘s, located in Virginia City, Nevada; the Timm Mother Lode Mine, located in the Mother Lode district in El Dorado County, California; and the Minera Del Mar Mine , a gold and silver mine in Zecatecas, Mexico. Pending satisfactory completion of due diligence, we plan to close these acquisitions in 2004. We are also pursuing acquisition targets in other mining districts of Nevada, Arizona, Mexico and Canada.

Increasing Gold Reserves

We intend to increase In-Ground gold reserves in 2004 through acquisitions and exploration of existing properties. We believe that exploration opportunities exist on all of our properties.

Application for AMEX Listing

In December 2003, we initiated the application process to be listed on the American Stock Exchange (AMEX). We have responded to all requests for information from the AMEX. We have not yet received approval from the AMEX.

Capital Resources

At this time, we believe we are adequately financed to execute our business plan. As additional acquisition opportunities are identified, we may decide to raise more equity to fund these projects.

Common Shares Outstanding

	Unrestricted	Restricted	Total

Common Shares Outstanding at June 30, 2004	34,301,418	158,558,193	192,859,611

BUSINESS

Overview

We are a precious metals mining company focused on the production of gold , precious metals and other minerals. We were formed through a "reverse merger" whereby we acquired in March 2003 GoldSpring LLC and Ecovat Copper Nevada LLC from Ecovery, Inc., a private corporation. These two LLC's represented substantially all of Ecovery's mining activities. Specifically, these mining assets included the Gold Canyon and Spring Valley gold placer projects in Lyon County, Nevada plus the "Big Mike" Copper Ore Project, located about two hours east of Reno in Winnemucca, Nevada. We issued 90,000,000 restricted shares of our common stock, with a then market value of $0.10 per share, to the Ecovery shareholders, $100,000 in cash to Ecovery, and 46,500 shares of $100 Preferred Convertible/Redeemable stock to Harlesk Nevada, which was the prior owner of the Gold Canyon and Spring Valley placer projects, in full satisfaction of $4,650,000 of production payments due to Harlesk Nevada from the operation of the Placer projects.

Prior to the March 2003 reverse merger, we had entered into various contractual arrangements to issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003. The entire amount was realized as an expense in 2003.

At the time of the reverse merger, Antonio Treminio resigned from our Board of Directors and John Cook and Les Cahan were appointed to our Board of Directors. In addition, Antonio Treminio resigned as our President, Chief Executive Officer and Chief Financial Officer, and John Cook was named as our President and Chief Executive Officer. We then appointed Robert Faber to our Board of Directors and named him Chief Financial Officer in June 2003. We recently appointed Steven Parent as our Chief Executive Officer and Chairman of our Board of Directors.

In June 2003, we ordered our first RMS — Ross turnkey gravity placer gold recovery plant. This plant was delivered in November 2003.

On September 16, 2003, our shareholders of record received a 10% stock dividend. Pursuant to this dividend, we issued an additional 15,600,000 common shares to our shareholders.

In September 2003, prior to the 10% stock dividend, we completed a $2,000,000 equity raise. The financing consisted of two phases. Phase One was a $250,000 private placement of 2,000,000 restricted common shares at $0.125 to private accredited investors. Phase Two was also an equity financing, which was completed with a London Stock Exchange Listed Investment Trust, generating $1,785,008 in exchange for 36,000,000 restricted shares of our common stock. This Investment Trust also received an additional 3,600,000 restricted common shares pursuant to our 10% dividend in September 2003. We deployed the funds to acquire The Plum Mining Company, LLC, to commence gold production at Plum's Billie the Kid open pit mine and for general corporate purposes.

In November 2003, we acquired The Plum Mining Company, LLC, or Plum. The Plum property consists of two projects: The Billie the Kid Project, consisting of the Billie the Kid, Lucerne and the Hartford Pits, and the Como Project. Mining operations commenced in the first quarter of 2004 at the Billie the Kid open pit gold and silver project. The Como project, located in the Hulley-Logan Trend about 30 miles SE of Plum, is exploratory in nature. The Plum projects are discussed in detail below under “Description of Properties.”

In addition to the mining claims, the Plum acquisition included 40 acres of private land with a 2,700 square-foot office building, two laboratory trailers, an enclosed maintenance facility, earth-moving equipment, dump trucks, and other processing equipment, including a Merrill Crowe solution extraction plant and a primary ore crusher. We believe Plum Mining has the only permit for a cyanide heap leach processing facility in the Comstock Lode area of Nevada. The Plum permits and infrastructure provide a platform for further expansion in the Comstock Lode District.

Approximately two weeks after the closing of the Plum acquisition, we were successful in securing necessary final regulatory approvals to commence infrastructure development on the Plum property. Ground breaking took place on November 18, 2003 with a plan to be in production and mineral recovery before year-end. Several strategic vendor relations were formed. Our plan for the fourth quarter of 2003 production was delayed by the unavailability as scheduled by contract of the Leach pad and pond liner material. Construction of the facility was not completed in December 2003. Specifically, we were not able to overline and load the pad with ore during the fourth quarter as a result of weather and other factors. We decided to stockpile the mined material until the construction was complete. Currently, an estimated 80,000 tons of ore from Billie the Kid pit have been mined and are being loaded on the completed Heap Leach Processing pad.

The year 2003 was one of formation and staging for our Company. In 2004, we will focus on expanding mineral production at existing properties and increasing reserves through strategic acquisitions and exploration. We will continue to seek acquisition opportunities where the properties have proven reserves, advanced permitting in place and where exploration opportunities exist. We have three Letters of Intent that have been executed for properties that meet these criteria. Contingent upon successful due diligence, we intend to complete these acquisitions in the near term.

Recent Financing Events

In February 2004, we completed a private placement to accredited private investors for $332,500 (44 1/3 units). Units of $7,500 consisted of 10,000 shares of restricted common stock, par value $.000666, and warrants to purchase 5,000 shares of common stock exercisable at $1.00 for a one-year period. We have the right to redeem the restricted shares from the investors within 120 days of the close of this private placement at the same price paid by the investors. The investors, however, will retain the warrants. The warrants/converted shares have registration rights commencing 180 days after the date of issuance. The restricted shares will remain restricted for one year if not redeemed. This offering was closed on February 23, 2004.

In March 2004, we closed a $10 million PIPE transaction through Merriman Curhan Ford & Co. of San Francisco, California. We received gross proceeds of $10 million from a group of accredited institutional and individual investors in exchange for (1) 21,739,129 shares of unregistered restricted common stock at a price of $0.46 per share; (2) A warrants to purchase 10,869,575 shares of common stock at an exercise price of $0.86 per share and exercisable during the four year period ending March 2008; (3) Green Shoe Warrants to purchase 10,869,575 shares of common stock at $0.46 per share and are exercisable for a period of a 180 days from the effective date of this registration statement. This registration statement is registering for resale all of the shares and warrant shares issued in the private placement.

Use of proceeds from the $10 million private equity placement is as follows:

$3,000,000 to accelerate the ramp up of existing gold, silver and copper reserves into production;

$3,000,000 to complete and bring to production those acquisitions currently under executed Letters of Intent;

$2,000,000 for additional acquisitions, development and exploration;

$2,000,000 for working capital.

Employees

We have five full-time employees at our executive office in Scottsdale, Arizona. At the Plum Mining project in Nevada, we have two full-time managers and two administrative employees. We use consultants with specific skills to assist with various aspects of our project evaluation, due diligence and acquisition initiatives. We have 12 mining employees at the Plum project, all of whom are leased through an employee leasing agency. We also use subcontractors in our mining operations, which involves approximately 20 people, including a mining and screening foreman.

Our corporate headquarters are located in Scottsdale, Arizona, where we lease office space at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. Our telephone number is (480) 505-4040, and our facsimile number is (480) 505-4044.

Operations Prior to Reverse Merger in 2003

Prior to the reverse merger in March 2003, we were an application service provider for e-commerce technology. We offered businesses the opportunity to enhance their online customer care services by allowing web site customers to request live help through voice or interactive text communications. During the years 2001 and 2002 we recognized losses of $84,741 and 78,929 respectively with revenue of less than $5,000 for both years combined. The operating losses in 2001 and 2002, our poor liquidity and our inability to secure necessary financing left us unable to compete in this industry. Thus, we decided in the fourth quarter 2002 to pursue other business opportunities.

After a failed reverse merger with a European supplier of online competitive intelligence services in December 2002, we expanded our search for identifying and acquiring an enterprise. In March 2003, the Company entered into negotiations to acquire GoldSpring LLC and Ecovat Copper Nevada LLC from Ecovery, Inc, a private company. These two LLC’s represented substantially all of Ecovery’s mining assets. In June 2003, pursuant to a Plan and Agreement of Reorganization, the Company completed its reverse merger with Ecovery. As a result of the reverse merger, a new group of Board of Directors and management team were appointed.

We recorded an operating loss of $3,705,019 for the year ended 2003 versus a loss of $78,929 in 2002. 2003 results were negatively impacted by $4,258,235 of consulting fees expensed in 2003. Specifically, we, during February 2002 through March 11, 2003 (prior to the Plan and Agreement of Reorganization) entered into various contractual arrangements whereby we issued 26,726,932 shares of common stock valued at $4,123,278 as consideration for investor relations, business advisory and related consulting services. The entire amount, however, was not recognized as an expense until 2003.

Principal Markets

The products produced by us are sold on world markets at prices established by market forces. These prices are not within our control.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our exploration and other programs. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed there under in the United States. There are no current orders or directions with respect to the foregoing laws and regulations.

Reclamation

We are generally required to mitigate long-term environmental impacts by stabilizing, contouring, resloping, and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts are conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

The Nevada Revised Statutes and regulations promulgated under there by the Nevada State Environmental Commission and the Nevada Division of Environmental Protection, Bureau of Mining and Reclamation require surety to be posted for mining projects to assure we will leave the site safe, stable and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, we posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

Competition

We compete with other mining companies in connection with the acquisition of gold properties. There may be competition for gold acquisition opportunities, some of which may involve other companies having substantially greater financial resources than we do.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

PROPERTIES

Plum Mining Properties (Billie the Kid Open Pit Mine, Lucerne Open Pit Mine, Como Claims)

In November 2003, we purchased 100% of the interest in The Plum Mining Company, LLC, or Plum. Plum’s property interests include title to 40 acres of private land, with improvements consisting of a 2,700 square-foot commercial/residential office building and a 1,500 square-foot shop; and 28 unpatented mining claims and mineral exploration and mining leases for the Billie the Kid and Lucerne Open Pit patented mines.

1.       Location and Access

The Billie the Kid Project is located in the Silver Hill Mining District, part of what is commonly referred to as the Comstock Mining District, Storey and Lyon Counties, in the state of Nevada. The properties are physically situated roughly three miles south of Virginia City, Nevada, in Sections 5, 6, 7, and 8, Township 16 North, Range 21 East, Mt. Diablo Base Line and Meridian.

The properties are accessed by paved state highways from Reno, Carson City, and Virginia City. State Route 341 passes through the property. Carson City, the state capitol, lies roughly 17 miles to the west of the project, and Reno, northern Nevada’s largest population center, lies roughly 35 miles to the northwest. All necessary infrastructure is locally available.

2.       Ownership Interest

Billie the Kid and Lucerne Pits — Land and Mineral Rights

Obester Lease

We have a Mineral Exploration and Mining Lease Agreement with Claire Obester and the Estate of Dorothy Obester dated January 1, 1997 covering mineral rights to five patented claims in Storey and Lyon Counties (see attached chart), including the Billie the Kid and Lucerne patented lode claims. The lease has a primary term of eight years, with an expiration date of January 1, 2005 and an extended term that lasts as long as exploration, development, mining or processing operations are conducted on a continuous basis on the property or on nearby lands, so long as there is no lapse in processing of more than 180 days. Terms of the lease call for monthly lease payments of $500 until the mining claims covered by the lease are put into production. After production commences, we will pay a royalty to the Lessor amounting to the greater of $500 per month or a percentage of Net Smelter Returns. The percentage varies based on the price of gold: 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce. We are responsible for payment and filing of annual maintenance fees and taxes for these claims.

Donovan Silver Hills, LLC Lease

We have a second Mineral Exploration and Mining Lease Agreement with the Donovan Silver Hills, LLC dated September 1, 1999 covering seven patented claims and 13 unpatented claims in Storey and Lyon Counties (see attached chart). The lease has a primary term of ten years, with an expiration date of September 1, 2009, and an extended term that lasts as long as exploration, development, mining or processing operations are conducted on a continuous basis on the property or on nearby lands, so long as there is no lapse of more than 180 days. Terms of the lease call for monthly lease payments of $250 until the mining claims covered by the lease are put into production. After production commences, we will pay a royalty to the Lessor amounting to the greater of $500 per month or a percentage of Net Smelter Returns. The percentage varies based on the price of gold: 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce. We are responsible for payment and filing of annual maintenance fees and taxes for these claims.

Storey County Unpatented Mining Claims

We own 20 unpatented mining claims in Storey County on federal (BLM) land. Under the terms of a Deed of Trust dated October 31, 2003 granted by us to the W. Hughes Brockbank Living Trust, the Brockbank Trust has a lien against and a security interest in these claims. The Deed of Trust was granted to secure the Promissory Note, dated October 31, 2003, signed by us for the $1 million balance of the purchase price of the Plum Mining Company, LLC. The Note calls for 10 quarterly payments of $100,000 each. To date, three payments have been made. We are responsible for payment and filing of annual maintenance fees and taxes for these claims.

Lyon County Unpatented Mining Claims

We own eight unpatented mining claims in Lyon County on federal (BLM) land. Under the terms of a Deed of Trust dated October 31, 2003 granted by us to the W. Hughes Brockbank Living Trust, the Brockbank Trust has a lien against and a security interest in these claims. The Deed of Trust was granted to secure the Promissory Note, dated October 31, 2003, signed by us for the $1 million balance of the purchase price of the Plum Mining Company, LLC. The Note calls for 10 quarterly payments of $100,000 each. To date, three payments have been made. We are responsible for payment and filing of annual maintenance fees and taxes for these claims.

The Plum Mining Company, LLC Land

We own 40 acres of land in Storey County. The Billie the Kid heap leach processing facility, as well as a 2,700 square-foot office building, two laboratory trailers and an enclosed maintenance facility, are located on this land. The land is in Storey County, Nevada. Under the terms of a Deed of Trust dated October 31, 2003 granted by us to the W. Hughes Brockbank Living Trust, the Brockbank Trust has a lien against and a security interest in this property. The Deed of Trust was granted to secure the Promissory Note, dated October 31, 2003, signed by us for the $1 million balance of the purchase price of the Plum Mining Company, LLC. The Note calls for 10 quarterly payments of $100,000 each. To date, three payments have been made.

Billie the Kid and Lucerne Pits

Land and Mineral Rights

Name	Claim/Grant #	Ownership	Agency; Status

Storey County:
Comstock 1	821729	Owned	BLM - Unpatented
Comstock 2	821730	Owned	BLM - Unpatented
Comstock 3	821731	Owned	BLM - Unpatented
Comstock 7	821735	Owned	BLM - Unpatented
Comstock 8	821736	Owned	BLM - Unpatented
Comstock 9	821737	Owned	BLM - Unpatented
Comstock 11	821739	Owned	BLM - Unpatented
Comstock 12	821740	Owned	BLM - Unpatented
Comstock 13	821741	Owned	BLM - Unpatented
Comstock 14	821742	Owned	BLM - Unpatented
Comstock 15	821743	Owned	BLM - Unpatented
Comstock 16	821744	Owned	BLM - Unpatented
Comstock 17	821745	Owned	BLM - Unpatented
Comstock 18	821746	Owned	BLM - Unpatented

Lyon County:
Como Comet 1	17092	Owned	BLM - Unpatented
Como Comet 2	17093	Owned	BLM - Unpatented
Como Comet 3	4439	Owned	BLM - Unpatented
Como Comet 4	4440	Owned	BLM - Unpatented
Como Comet 6	6121	Owned	BLM - Unpatented
Como Comet 7	6122	Owned	BLM - Unpatented
Como Comet 8	6123	Owned	BLM - Unpatented
Como Comet 9	6124	Owned	BLM - Unpatented

Storey County:
Lee 3	810323	Owned	BLM - Unpatented
Lee 5	810324	Owned	BLM - Unpatented
Lee 6	810321	Owned	BLM - Unpatented
Lee 8	814553	Owned	BLM - Unpatented
Lee 9	814554	Owned	BLM - Unpatented
Overman 1	704516	Owned	BLM - Unpatented

Obester Lease (Storey and Lyon Counties):
St. Louis	MS67	Leased	Federal Patent
Green	MS95	Leased	Federal Patent
Echo	MS50	Leased	Federal Patent
Lucerne	MS140	Leased	Federal Patent
Billie the Kid (16.463 Acres)	MS5011	Leased	Federal Patent

Name	Claim/Grant #	Ownership	Agency; Status

Donovan Silver Hills, LLC Lease (Storey and Lyon Counties):
Hartford	USS86	Leased	Federal Patent
Succor	USS1723	Leased	Federal Patent
Brown, Friendship, Hardluck	USS4728	Leased	Federal Patent
Tarto	USS84	Leased	Federal Patent
Olympia	USS3760	Leased	Federal Patent
S. Comstock Surface Rights	USS88	Leased	Federal Patent
Niagra Surface Rights	USS125	Leased	Federal Patent
Hartford/St. Louis Fraction	416040	Leased	BLM - Unpatented
Green/St. Louis Fraction	416041	Leased	BLM - Unpatented
Hartford South Extension	416042	Leased	BLM - Unpatented
Echo/St. Louis Fraction	416043	Leased	BLM - Unpatented
Justice/Lucerne Fraction	416044	Leased	BLM - Unpatented
S. Comstock/St. Louis Fraction	416045	Leased	BLM - Unpatented
Justice/Woodinville Fraction	416046	Leased	BLM - Unpatented
New Deal Fraction	416047	Leased	BLM - Unpatented
Cliffhouse Fraction	416048	Leased	BLM - Unpatented
Big Mike	416049	Leased	BLM - Unpatented
Hartford Lucerne Fraction	676492	Leased	BLM - Unpatented
Vindicator #8	416033	Leased	BLM - Unpatented
Vindicator #10	416034	Leased	BLM - Unpatented

3.      History of Operations

In 1983 and 1984, Alta Exploration leased the property and conducted mapping and sampling, and had a detailed topo flown.

Then in 1989 and 1990, a Canadian Junior Company leased the Billie the Kid and the north portion of the Lucerne Patent along with other surrounding claims. At that time, ten Reverse Circulation holes were drilled, all of which encountered ore grade over significant widths.

In 1991, another junior company, BMR Gold, acquired the properties and conducted an aggressive drilling campaign, which resulted in 199 Reverse Circulation holes being drilled in the Billie the Kid and Lucerne deposits. BMR then joint ventured the property with REA Gold Corp in 1992. REA drilled an additional 14 confirmation and condemnation holes, mostly in the area of the Lucerne Deposit. REA subsequently put the property into production, mining 125,000 tons during 1993. In 1993, the owners applied for Mineral Patent to the Billie the Kid Lode Claim. This Patent was issued in 2002.

REA closed the leaching operations in 1994. REA realized a net profit of approximately $2 million (US) after all costs on the 125,000 ton leach operation.

The REA mining showed that the R.C. drill understated the gold grades. For the 125,000 tons mined, the projected average grade based on the exploration drilling was .05 opt Au, and .71 opt silver. Blast hole drilling increased that to .057 opt, and belt sampling at the process site yielded an average grade, 20% higher than indicated by drilling of .064 opt Au (see footnote Table 1). REA production records indicate that ultimate recovery from the 125,000 ton leach yielded 84.6% recovery of the .064 mill heads.

The property ultimately returned to BMR Gold. However, after a series of legal issues, the Plum Mining LLC was inserted as the lessor, by court order, and subleased the property back to BMR. BMR was unable to comply with the court ordered terms of the lease, and the property returned to Plum in 1997. In 1998, Plum completed confirmation drilling consisting of a series of 11 shallow RC holes in the Billie the Kid deposit. At that point, Plum completed a preliminary pit design, and Sierra Mining and Engineering was contracted to complete necessary engineering studies for plant design, leach pads and other facilities at the present American Flat Site. Plum completed all permitting and bonding, then placed the project on a Care and Maintenance basis.

In mid 2003, the owner of Plum passed away, and the company was put up for sale. In November 2003, we purchased Plum and the project, and immediately began updating the bonding and moving rapidly toward production. Mining and stock piling of ore began in early January 2004.

Throughout all of the above work, with the exception of 11 drill holes drilled by BMR in 1997, all of the drilling was supervised by Carrington Consultants. All drilling has been R.C. drilling, most of which was completed by Drift Exploration Drilling of Calgary, Alberta, Canada, with some drilling completed by Layne Drilling Services and Becker Drilling. All exploration drill hole assays up to and including 1993 were analyzed at Barringer Laboratories. During 1998, MPEL of Reno conducted the assays with checks completed at Barringer. Since our acquisition of Plum, all analytical work has been conducted at BSI – Inspectorate, the merged Barringer and Rocky Mountain Geochemical. Barringer Labs routinely ran 10% to 15% reruns as internal checks, as well as its own certified standards. As part of the Mineral Patent Process, the U.S. Mineral Examiner selected random samples from the previous drilling and had these samples check assayed at Bondar – Clegg. All analytical results were within acceptable limits and satisfied the requirement of the Mineral Examiner.

4.     Present Condition of Property and Current State of Exploration

As of June 30, 2004, there were approximately 75,000 tons of material (ore and overliner) loaded on Pad # 1. The weighted assayed grade of the agglomerated ore samples on the pad is 0.042 opt Au and 0.605 opt Ag. The entire pad area has been under leach since early May where recoveries have been consistent with metallurgical test work for Billie The Kid.

Total metal produced to date and shipped to the refinery as of July 16, 2004 was 758 oz Au and 3,534 oz. Ag.

Description of work completed on the Plum Property since the acquisition by Goldspring Inc.

a.)	Excavation and lining of Pad # 1 - 150,000 square-foot area - cleared, grubbed, excavated to grade, and lined with GCL clay sub-liner and 60 mil thick HDPE textured top liner.
b.)	Excavation and lining of Barren, Pregnant and Overflow Ponds - 500,000 gallon capacity each for the barren and pregnant ponds, 1,000,000 gallon capacity for the overflow ponds - cleared, grubbed, excavated to design grade and depth, and lined with 60 mil thick HDPE secondary liner, 20 mil thick geonet, 60 mil thick HDPE primary liner.
c.)	Installation of five leak detection ports - pad, collection ditch, and three ponds.

The above outlined work was done based on the engineering design detailed, submitted, and approved by the Nevada Division of Environmental Protection Agency - Water Pollution Control Department. The work carried out was supervised and controlled by a third party (Dyer Engineering Consultants, Inc. of Reno, NV.) to ensure quality assurance and quality control - a requirement of NDEP - Water Pollution Control

d.)	Installation of three Pond pumps, system piping, and cyanide solution distribution emitters.
e.)	Installation of a 300 + USGPM complete Merrill Crowe recovery system to treat and recover gold and silver from the pregnant solution. All support electrical and piping to allow operation of the system was completed.
f.)	Installation of a refinery area - smelting furnace, security fencing - to allow on-site smelting of the Merrill Crowe precipitate to produce dore buttons prior to shipping to the refiner.
g.)	Commissioning and start-up of two self contained laboratory trailers. (1) Sample preparation (dry) trailer including jaw crusher, roll crusher and ring and puck pulverizer. (1) Assay (wet) trailer including a Perkin Elmer Atomic Adsorption unit (gold and silver analysis in solution), pH testing, Cyanide testing and all associated support equipment.

Additional work preformed recently on the site has included:

h.)	Excavation and pad preparation of Pad # 2, # 3, # 4, # 5 - 600,000 square foot total area.
i.)	Completion of # 2 overflow pond - 2,000,000 gallons
j.)	Completion of pad #2 - 150,000 square foot area.
k.)	Liner installation complete on pad #3 - 150,000 square foot of area.

Again, this work is under the same rules, guidelines, and permits as those outlined in a.), b.) and c.)

Description of Equipment (process) and other infrastructure facilities:

Mined ore is hauled in 50 ton Caterpiller 773 haul trucks1.8 miles from the BTK and Lucerne pits to the crushing and process facility located in the northeast corner of the property. At the crushing and process facility, the ore is crushed, screened, and agglomerated in a self -contained portable plant installed in the northeast corner of the property.

The ore is fed to an apron feeder by a front-end loader at an operating rate of 350 TPH. The maximum rate of the plant is 650 TPH. The feeder provides a steady feed to a Pioneer 30-inch by 42-inch Jaw Crusher with a closed size setting of 6-inches. The crushed ore is then conveyed to a Simplicity 6-foot by 16-foot triple deck vibrating screen with a bottom deck screen of 2-inches. The oversize material from the screen is in closed circuit with a Symons 4-1/4-foot standard cone crusher where it is crushed and conveyed to the screen.

All the two inch material from the screen is conveyed to a Davis 1500 pugmill -agglomerator. Prior to agglomeration, 10 pounds of Type II Portland Cement is added for every ton of ore and metered on to the pugmill feed conveyor. The cement silo/screw feeder system is controlled automatically with a weightometer in conjunction with a closed loop controller feeding back to the variable speed cement screw feeder.

Water is added at the pugmill to allow agglomeration of the ore/cement mixture to approximately 12 % moisture. The resultant agglomerate is continuously discharged onto a conveyor going to the load-out hopper. The load-out hopper then drops a preselected amount of agglomerate into Caterpiller 773 haul trucks which is then transported and dumped on the leach pads.

The agglomerated ore stacked on the lined pad is put under leach via a network of HDPE pipes and irrigation emitters. The flow rate to the emitters is designed at 0.004 grams per square foot to ensure adequate saturation and percolation of the heap and also maximize the recovery of the gold and silver. The solution pumped from the barren solution pond (500,000 gallon capacity) to the heap contains 0.5 pounds per ton of active cyanide. Liquid cyanide is added during processing to ensure the 0.5 pounds per ton is maintained.

Return solution from the heap is collected and drained to a collection ditch, which discharges into the pregnant solution pond (500,000 gallon capacity). Pregnant solution is then pumped to standard Merrill Crowe zinc precipitation recovery plant. Zinc dust is metered in to allow precipitation of the gold and silver, which is collected in two 30-inch by 30-inch by 45 chamber filter presses. The barren solution from the recovery is discharged into the barren solution pond for recycling to the pads.

The precipitate collected in the presses is collected, dried, and smelted on the property using an electric furnace to produce dore, which is shipped to the refiner. Current percentage of metals in the dore are approximately 20% gold and 80% silver, which is consistent with the relative concentration of solution in the pregnant pond.

The plant is supported by two self-contained laboratory trailers. Sample preparation (crushing and pulverizing) is done in Trailer 1 while all chemical analysis (Atomic Adsorption for gold and silver in solution, pH, cyanide concentration, etc.) is carried out in Trailer 2.

Power / Water Utilization at the Plum Property:

Power for the crushing/screening/agglomeration system is supplied via a Caterpillar 3516 (1000 kilowatt) diesel generator and part of the self-contained plant. A Sierra Pacific power line runs directly adjacent to the north side of property, and we contracted to replace the generator with main line power from the Sierra Pacific grid in the near future and the project is scheduled for completion by mid September.

The office and maintenance facility are currently serviced directly by Sierra Pacific Power.

Water for the project is obtained presently from two sources: Plum-owned water rights well southeast of the property of 10,000,000 gallons per year and Storey County Water of 14,700,000 gallons per year. We have recently received permit for a third water well that is located on the southwest corner of the property.

5.      Geology, Structure and Mineralization

The project geology is dominated by three principal lithologic units. The oldest is a Mesozoic sub-areal to sub-marine volcanic and sedimentary sequence. This unit is dominated by metamorphosed andesite, with local sedimentary units consisting of black shale with graphite and limestone. Intruding and overlying this Mesozoic rock are dikes and flows of the Hartford Hill Rhyolite (Santiago Canyon Tuff). Above the Hartford Hill Rhyolite is the Alta Andesite. In the project area, the unit is composed of up to 2,000 feet of andesitic flows and interlayered, water lain tuffs (Sutro Tuff).

The Lucerne and Billie the Kid deposits are situated along faulted, offset sections of the Silver City Lode, one of the structures which intersect and form the larger Comstock Lode. The structural grain of both deposits is roughly N50oW, and both dip northeasterly.

Within the Billie the Kid and the Lucerne deposits, intrusive dikes and sills of the Alta andesite are seen to be spatially associated with gold mineralization, but only rarely are mineralized. In the Billie the Kid deposit, approximately 80% of the mineralization is contained in the Hartford Hill rhyolite and in the paleosol, which separates it from the Mesozoic meta-andesite. In the Lucerne deposit, roughly 70% of the ore grade mineralization is contained in the Hartford Hill Rhyolite, with the remainder being in the Alta Andesite.

Ore mineralogy is unique in the district. Fragments of both Alta andesite and Hartford Hill rhyolite, cut by open space quartz veinlets and veins are found throughout a matrix of lacy to sugary quartz, white to black calcite, and manganiferous clays. Gold is found as discrete very fine grains of free gold within the clay matrix. Typical gold grains have extremely ornate boundaries, and abnormally large surface areas, somewhat resembling crumpled foil, or broken eggshells. This large surface area, and the lack of any encapsulation, allows effective treatment in a heap leach environment.

Ore mineralization has been episodic, with renewed mineral events related to renewed structural activity. The most recent mineralizing event appears to have been characterized by fluids high in manganese, and of a primary oxidizing nature. These fluids destroyed virtually all of the preexisting sulfide minerals within the ore zones. Silica casts after sulfide minerals are found in breccia fragments in the quartz - clacite - manganese zones. Manganiferous gold bearing fluids were focused along structurally prepared channels represented by faults which variably juxtapose the Mesozoic sequence with the younger Tertiary volcanic units. In the Billie the Kid portion of the deposit, this structural channel is locally coincident with a major erosional surface at the end of the Mesozoic. Gold bearing manganese rich mineralization was deposited both in the conglomerates at this unconformity and in structural zones in the Tertiary volcanic pile.

Gold mineralization in the Billie the Kid is known to extend along a trend to the south-east, where additional exploration is planned. It is likely that this exploration will develop resources / reserves.

In the Lucerne pit, potential is limited to increase gold resources within the vicinity of the presently planned pit. Geological data indicates that a limited number of angle holes could incrementally increase mineable resources by an estimated 50,000 tons.

Future Exploration Potential

Highly manganiferous zones containing abundant psilomelene and lesser rhodacrosite as hard competent masses with associated coarsely crystalline quartz have historically been found to form distal zones surrounding the bonanzas of the Comstock District. It is felt that the Lucerne and Billie the Kid mineralization with the lower temperature forms of quartz and calcite, represent the near surface expressions of deeper bonanza targets.

Future exploration programs will test these deep high grade targets with a combination of geological mapping, geophysical surveys and drilling.

Within the district, other surface mineable resource targets exist. Many of these have some limited drilling data, and will be evaluated by the company for future acquisition.

Mineral Reserves and Resources

As defined by 213 Reverse Circulation Drill Holes drilled between 1990 and 1993, the present Lucerne Pit contains estimated mineable reserves of 437,351 tons with an average grade of 0.060 opt Au, and 0.839 opt Ag, and the Billie the Kid Pit, prior to initiation of mining, contained reserves of 462,400 tons at an average grade of 0.058 opt Au and 0.31 opt Ag. The current Billie the Kid mineable reserves, after accounting for 102,639 tons mined during the first six months of 2004, are 359,761 tons at an average grade of 0.064 opt Au and 0.32 opt Ag.

Mineral reserves in the Lucerne Pit down dip and to the east are limited by the proximity of State Route 341. Historic drilling during 1990 on the east side of SR 341 yielded significant intercepts of ore grade mineralization from the surface, During mining operations in 1993, a weaker than anticipated hanging wall resulted in modification of the pit plan to accommodate a 45 degree average pit wall rather than the designed 50 degree pit wall. As a result, a substantial amount of ore was left unmined. This mineralization extends toward and beneath SR 341, which has a prescriptive easement across our patented mining claims. SR 341 has historically been moved in this area to permit mining. Under state law, this highway can be relocated by the mining company. By mining the present day Lucerne Pit, back filling with waste from the Billie the Kid, then moving the State Highway, additional resources estimated at 587,600 tons will be available for future development and mining.

Mining during the first six months of 2004 by Plum Mining Co. LLC has resulted in depletion of roughly 102,000 tons from the original mine reserve. These mined reserves are presently distributed as follows.

Ore Under Leach	54,602 tons
Ore stock piled	26,000 tons
Low grade used for Overliner	22,037 tons

Sampling of the ore placed on the pad and under leach shows an actual average grade of 0.042 opt Au, and 0.605 opt Ag. In line with operating records of the Lucerne Pit by the South Comstock Joint Venture, the Reverse Circulation drilling results appear to have slightly understated the average projected grade, which for this ore, was .040 opt Au, and 0.29 opt Ag.

Reserve / Resource Area	Tons	Contained Au	Contained Ag	Avg. Au	Avg Ag opt
Lucerne 04 Model	437,351	26,248	366,763	0.0600	0.839
Billie the Kid 03 Model	426,400	27,100	145,200	0.0636	0.341
Ore mined to 5-31-04	-102,639	-4,123	-29,848	0.0402	0.291
SubTotal	761,112	49,225	482,115	0.0647	0.633

Resources within SR 341 "footprint"	587,649	24,627	359,737	0.0419	0.612

Total Reserves + Resources	1,348,761	73,852	841,852	0.0548	0.624

The reserves in the Lucerne Pit are based on assumed successful completion of active negotiations for acquisition of the adjacent Justice Patented mining claims. If these negotiations are not successful, the reserve for the Lucerne Pit would be reduced by 91,508 tons, of ore and 379,000 tons of waste. This would result in a slight improvement in the waste to ore ratio from 3.1:1 to 2.8:1. The mine modeled ore grade would remain nearly identical, at 0.060 opt Au and 0.94 opt Ag, as compared with 0.060 opt Au and 0.84 opt Ag for the model which includes the Justice mining claims.

Como District Project

Plum’s Previous owner, W. Hughes Brockbank, conducted drilling and other exploration activities in the Hulley — Logan area of the Como District. Like the Comstock District, this mineralization is hosted in Tertiary age volcanic flows. At this time, the Como project is exploratory in nature.

Placer Projects (Gold Canyon and Spring Valley)

The Gold Canyon and Spring Valley Gold Placer Properties contain 41,000,000 cubic yards of alluvial sand and gravel. The properties consist of 21 unpatented placer mining claims covering approximately 850 acres located 30 miles south east of Reno and seven miles east of Carson City, Nevada. The claim groups lie immediately south of the Comstock Lode, which is considered the source of the placer values in the immediate area. Several lode mines are located at higher elevations in close proximity to the Spring Valley properties and practically all of the eroded material from these veins should be deposited on our claim group. Exploration work completed on these claim groups has been carried out under the supervision of experienced and knowledgeable mining consultants thoroughly familiar with the gold mineralization of the Carson City area. Notices have been filed with the BLM to begin initial processing on these projects.

1.      Location and Access

        The Spring Valley and Gold Canyon gold placer properties are located about four miles south of Virginia City, Nevada, the site of the Comstock Lode, and about eight miles east of Carson City, Nevada, immediately north of U.S. Highway 50. Carson City is approximately 30 miles south of Reno, Nevada via U.S. 395. All weather gravel roads afford easy access to the property.

2.      Ownership Interests

        We own a 100% interest in the 21 federal unpatented placer claims located in Lyon County, Nevada that comprise the Gold Canyon and Spring Valley projects.

Spring Valley - Claim Name	BLM Claim No.	TWP/RA & Section

Harlesk 1	677117	T16N R21E SEC21
Harlesk 2	677118	T16N R21E SEC21
Harlesk 3	677119	T16N R21E SEC21
Harlesk 4	677120	T16N R21E SEC21
Harlesk 5	677121	T16N R21E SEC21
Harlesk 6	677122	T16N R21E SEC21
Harlesk 7	677123	T16N R21E SEC21
Harlesk 8	677124	T16N R21E SEC21
Harlesk 9	677125	T16N R21E SEC21
Harlesk 10	677126	T16N R21E SEC21
Nugget Placer	99075	T16N R21E SEC 20; 21-28-29
Star Placer	99076	T16N R21E SEC 21-28
Stans Pacer	99078	T16N R21E SEC 28-29
Stangs Placer	99079	T16N R21E SEC 20
Mustang Placer	99074	T16N R21E SEC 21-28

Gold Canyon - Claim Name	BLM Claim No.	TWP/RA & Section

SD Placer	99064	T16N R21E SEC 22
DS Placer	99065	T16N R21E SEC 22
Trio Placer	99066	T16N R21E SEC 22
Gold Star Placer	99067	T16N R21E SEC 22
Badger Placer	99068	T16N R21E SEC 22
EZ Placer	99072	T16N R21E SEC 27-28

3.      History of Operations

        Placer gold was discovered at the mouth of Gold Canyon in 1849. Small scale placer mining, with production achieved entirely by hand, continued through the remainder of the 1800s, but the amount of gold produced is not known. Between 1920 and the mid-1950s, several dredge operations were conducted in the area. Between 1983 and 1993, various geophysical surveys and sampling programs were carried out on the Gold Canyon and Spring Valley placer properties. The most recent of these programs were a 1993 Spring Valley sampling and seismic program carried out by Gasch & Associates of California that included a high-resolution seismic refraction survey and a 1993 Gold Canyon drilling and geophysics program carried out by Tenneco.

4.      Present Condition of the Property and Current State of Exploration

        We have not completed any development activity on the Gold Canyon and Spring Valley properties. The properties are undeveloped and do not contain any open-pit or underground mines. There is no mining plant or equipment located on the properties. Currently, there is no power supply to the Gold Canyon and Spring Valley properties. However, we own an RMS-Ross gravity plant that includes a 250KW power plant, which will be deployed to the placer projects in third or fourth quarter of 2004. We are in the process of acquiring additional water rights and sources of water to insure that operations will be uninterrupted once begun.

5.      Geology

All placers begin with the weathering and disintegration of lodes or rocks containing one or more heavy, resistant metals, such as gold, platinum, magnetite, garnet, and zircon. It is generally accepted that the placer gravels composing the alluvial fan at the mouth of Gold Canyon were eroded from the southern portion of the Comstock Lode, which includes the Gold Hill and Silver City areas. The precious metals originated in brecciated quartz veins containing native gold and silver sulphide. The bulk of the placer material consists of angular and subangular fan gravels, the greatest portion of which was deposited by surges of runoff water. There is strong evidence that the alluvial fan is interlaced with multiple stream channels, which would represent the greatest potential for concentrations of higher grade placer gravels. The Spring Valley placer area was formed largely by alluvial deposition or transitional creep and represents the product of local erosion of surface materials. Several lode mines are located in the immediate vicinity at higher elevations.

The “Big Mike” Copper Project

1.      Location and Access

        The “Big Mike” Copper Ore Project is located approximately 32 miles south of Winnemuca in Pershing County, Nevada. Access to this site is via Grass Valley Road, a county maintained paved and gravel road, for 30 miles and then two miles on a BLM gravel road. The property is situated in Sections 22 and 23 of Township 31 North and range 39 East, Mount Diablo Meridian, at an elevation of 5,000 to 5,500 feet. The project consists of 17 unpatented lode mining claims and one placer mining claim covering a total of 310 acres..

2.       Ownership Interests

        We own a 100% interest in the 17 unpatented lode mining claims and one placer mining claim in Pershing County, Nevada that comprise the Big Mike Copper Project.

Claim Name	Pershing Co. Records Book	Page	BLM Serial Number

Big Mike Lode	99	427	NMC-87482
Big Mike 4 Lode	99	428	NMC-87483
Big Mike 6 Lode	99	429	NMC-87484
Big Mike 7 Lode	99	430	NMC-87485
Big Mike 9 Lode	99	431	NMC-87486
Big Mike 10 Lode	99	432	NMC-87487
Big Mike 11 Lode	99	433	NMC-87488
Big Mike 12 Lode	99	434	NMC-87489
Big Mike 16 Lode	99	435	NMC-87490
Big Mike 20 Lode	99	436	NMC-87491
Big Mike 24 Lode	99	437	NMC-87492
Big Mike 30 Lode	99	438	NMC-87493
Big Mike Extension	100	424	NMC-87494
Big Mike Extension #1	100	425	NMC-87495
Big Mike Extension #2	100	426	NMC-87496
Brandi Placer	99	425	NMC-87497
Big Ron	217	260	NMC-510111
Big Bruce	217	261	NMC-510112

3.      History of Operations

Copper occurrences were known in the area at about the turn of the last century. The project area was staked in the early 1900s by the Foster family, but very little exploration was done and no development work was done. In 1966, Mr. Clair Chamberlain optioned the property and undertook a sampling program. As a result of the sampling, some copper oxide ore was shipped to ASARCO in Tacoma, Washington. From this work, the Big Mike Corporation was formed to develop and exploit the copper oxide ore by heap leaching. A small pad was developed and copper precipitate was produced.

In 1967, The Big Mike Corporation entered into a joint venture with Cerro Corporation to explore the property further and this led to the discovery of a high grade copper sulfide orebody. By 1970, Ranchers’ Exploration and Development Corporation acquired the property from Cerro Corporation and confirmed the sulfide orebody, which was rapidly developed via an open pit. In fact, all the high grade ore was mined and directly shipped to smelters in 1970. The remaining oxide ore and the mixed and low grade sulfide ore was crushed for heap leaching. In the pit, similar low grade ore was blasted from the walls of the pit for leaching in the bottom of the pit.

Heap leaching was carried out during two periods: from 1971 to 1974 and then from 1978 to 1979. Both periods were curtailed by low copper prices. In 1979, Ranchers abandoned the claims. The claims were subsequently staked and reclaimed by WR & A. Big Mike Limited Partnership, or BMLP, purchased the claims from WR & A. in 1988.

During the period from 1988 to 1992, BMLP undertook project studies to establish reserves, identify a treatment method, and gain environmental permits to develop the project. A considerable amount of work was done, but the project did not get underway.

John Cook and Dan Mackie examined data from the project in the spring of 1997 and concluded that it would be suitable for continuous vat leaching.

4.      Present Condition of the Property and Current State of Exploration

        We have not completed any development activity on the Big Mike copper project other than maintenance. Big Mike is an oxide copper recovery project with the copper oxides remaining from a previous rich sulphide operation. The property includes an open pit, copper ore in a stockpile, copper ore in an old leach pile and waste dumps. As the site was previously mined, there are also roads and graded areas on the property. Two cased water wells with rights to two cubic feet per second are also present on the property. The property has exploration potential for further copper oxides and copper sulphides.

5.      Geology, Structure and Mineralization

The main deposit is volcanogenic massive sulphide of the hot springs type, which occurs in the Havallah sequence. This is a thick greenstone complex in the Pumpernickel formation. When discovered, the deposit consisted of a secondarily enriched pod of nearly massive copper and iron sulphides enveloped by altered rock containing zones and disseminations of secondary copper mineralization. The mineralogy is complex as various secondary effects are apparent. The structure of the area is also complex, although the deformation of the Big Mike area is not as severe as other parts of the Havallah sequence.

A shear zone runs through the Big Mike pit and extends approximately 1,000 feet in the southeast and northwest directions away from the pit. This is also the general strike of the area with dips 40 to 60 degrees to the north east. This shear zone may be an indicator of further deposits. Five target areas have been identified for additional exploration on and adjacent to the Big Mike property. These targets show potential to extend the existing ore zone and for additional ore bodies.

The original estimates of reserves and resources were done by Ranchers. During the period from 1970 to 1979, Ranchers removed approximately 26 million pounds of copper in all forms. This was from an original estimate of 51 million pounds of copper. BMLP recalculated the reserves and resources from a re-examination of the Ranchers work and a sampling program on the broken ore remaining.

The reserves can be summarized as follows:

Site	Tons 000s	Grade %Cu	Reserves lbs '000s

On Heap	319	1.32	8,400
In Pit	640	1.01	12,900
Dumps	134	0.60	1,600
Pit Walls	103	1.06	2,200
TOTAL	1,196	1.05	25,100

The total copper as stated above contains over 20,000,000 pounds of copper, which should be recoverable by the continuous vat leaching process (85% recovery of total copper). The sampling program was undertaken using generally acceptable drilling and backhoe pits.

Metallurgy

The original samples sent to ASARCO were reported as being principally of malachite with trace amounts of chrysocolla and brochantite in an argillaceous matrix, which also contained quartz, hematite, micaceous minerals and other minerals. After the sulphide resource was exploited in 1970, the remaining mixed oxide and sulphide ore was crushed for leaching in 1971. Later, from 1971 to 1974, and then from 1978 to 1979, some leaching operations were carried out but abandoned due to low copper prices as well as poor percolation of the ore.

Extensive leaching test work was carried out over the ensuing years, which resulted in a comprehensive collection of data supporting the metallurgy. Important work was done in the period from 1988 to 1989 by BMLP, which emphasized the stickiness of the ore due to clay content and the high percentage of iron, which is an acid consumer.

Other copper-bearing minerals reported included chalcopyrite, digenite, chalcocite, bornite, cuprite, and native copper.

The original heap leaching was done on an asphalt pad. Results were poor, probably due to poor percolation rates. The column test work by BMLP, however, had shown that recoveries of remaining ore in the heap were better, about 70% of total copper, showing that some oxidation of the sulphides had occurred.

References to sticky ore problems are made in conjunction with test work on material from the remaining heap. It is known that the ore decomposes to a clay-like material during leaching, largely due to precipitation of iron in the heap. This is mentioned in the head analysis of column tests that report 10% Fe as the predominant mineral.

Field trials on a 300-ton heap carried out by BMLP confirmed that the ore could be leached with dilute sulphuric acid. As the heap was leached at ore sizes up to four inches and column tests were conducted at minus 1/2 inch, it follows that leaching in a continuous vat at minus 3/8 inches should produce a higher rate of copper dissolution and recovery. While a build-up of slimes was noted in the head tank, no other operating problems with slimes were reported, and good fluidisation of the sample were observed throughout the tests.

Samples taken from the surface of the heap, which graded less than 0.5% Cu. were subjected to jig-column tests, which simulate continuous vat leaching, at Ortech Corporation in Mississauga, Ontario. Leach curves indicating rapid dissolution of oxide copper to about 63% recovery of total copper in less than 24 hours. The introduction of nano-bubbles to the system brought recovery to over 80%. On an industrial scale, the recovery will be in excess of 80% of the total copper. Therefore, 80% has been assumed in the financial analysis.

PRICE RANGE OF COMMON STOCK

Our common stock is currently traded on the OTC Bulletin Board under the symbol “GSPG:OB”. We have applied to have our common stock listed on the American Stock Exchange. The following table sets forth the high and low bid prices for our common stock since we commenced trading on February 28, 2002.

Year	Quarter	High	Low

2002	First	1.30	0.03
2002	Second	0.65	0.20
2002	Third	0.17	0.01
2002	Fourth	0.05	0.02
2003	First	1.05	0.06
2003	Second	0.16	0.01
2003	Third	0.49	0.05
2003	Fourth	0.84	0.27
2004	First	1.04	0.66
2004	Second	0.85	0.28

As of July 15, 2004, we had over 2,000 holders of record of our common stock. That does not include the number of beneficial holders whose stock is held in the name of broker-dealers or banks. Shareholders of record held 192,859,611 shares of our common stock.

The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser’s written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

DESCRIPTION OF PROPERTY

We presently lease approximately 1,350 square feet of office space located at 8585 E. Hartford Drive, Suite 400, Scottsdale, Arizona 85255. The lease commenced on October 1, 2003 and terminates on September 30, 2004. We pay $3,357.61 per month.

Our mining properties are described in the business section.

LEGAL PROCEEDINGS

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

Stephen Bruce Parent	59	Chief Executive Officer and Chairman of the Board of Directors
John Francis Cook	64	President
Robert Thomas Faber, CPA	44	Secretary and Chief Financial Officer
Leslie Lawrence Cahan	78	Director
Tony E. Applebaum, EA	38	Director, Audit Committee Member
Purnendu K. Rana Medhi	67	Director, Audit Committee Member

Stephen B. Parent   - Mr. Parent, our founder and recently named Chief Executive Officer and Chairman, has worked in the mining industry for over 20 years. He has managed the exploration and development operations of several Junior Public mining companies in the United States and Canada. Mr. Parent has been responsible for leading mining projects from the conceptual stage through feasibility. Before founding GoldSpring, Inc., Mr. Parent served as CEO of Ecovery, Inc., a private company with two significant mining projects: The Big Mike Copper Project and the GoldSpring Placer Project both now owned by our company. Mr. Parent was also the founder and President, CEO of Aztech Environmental Industries, Inc prior to founding Ecovery. Mr. Parent and his wife filed for Chapter 13 Bankruptcy protection on September 26, 2002. Pursuant to the Plan of Reorganization approved by the court, full payments were made to all creditors in a timely manner and the bankruptcy was fully discharged on March 5, 2004.

John F. Cook, P. Eng.    — Mr. Cook is a mining engineer, with 42 years of experience that has covered all aspects of the mining industry at all levels in many parts of the world. For the past 20 years this experience has been at a senior level, including General Management and Corporate Affairs. For the past eight years Mr. Cook has been involved with Junior exploration and development companies after many years of working for much larger companies. Currently, he is Chairman of Anaconda Gold Corporation and of Castlerock Resources. These are both TSX Venture exchange companies with mining development interests in Canada, the United States and Mexico. He is a director of GLR Resources, Inc. and Wolfden Resources, Inc. both TSX companies with exploration and development interests in Canada. Mr. Cook runs Tormin Resources Limited (his own private company) and has recently been involved in the development of a gravity gold extraction plant in eastern Canada. Prior to getting involved with junior mining/exploration companies, Mr. Cook worked in senior positions with Navan Resources, Goldcorp and Lac Minerals. This followed early mining experience in southern Africa and a stint as a consultant in the United Kingdom and Canada.

Robert T. Faber, CPA,    — Mr. Faber is a Financial Executive with 20 years of diverse senior financial management, business and acquisition experience, including substantial international experience. Mr. Faber previously served as Vice President of United Site Services, Inc. (Sun Services), a $60 million privately held service company that was formed in 2000. There, he strengthened organizational structure, improved cash management, and directed the acquisition and integration process. Additionally, Mr. Faber served as the Assistant Regional Controller with Allied Waste Industries, where his team was responsible for management of a $1.2 billion multi-state business operation. Prior to Allied, Mr. Faber spent 17 years with Waste Management, Inc., a $12 billion publicly traded environmental services company, during which time he served in senior positions such as Director of Finance in London, England, leading a $1.2 billion international operating group. Mr. Faber has personally been involved in over 100 separate acquisitions ranging from $500,000 to $250 million and was responsible for directing all due diligence, financial valuations and integrations. He has extensive experience in SEC reporting, investor relations, capital acquisitions, and system development.

Leslie L. Cahan    — Mr. Cahan has been directly involved, for over 30 years, in all aspects of exploration and production of mining, and oil & gas assets. Mr. Cahan acquired the Gold Canyon and Spring Valley mining claims, as well as carrying out the first geophysical, drilling and trenching exploration activities before it was acquired by Ecovery, Inc., and subsequently, GoldSpring, Inc. Mr. Cahan owned and operated Western Land and Minerals Ltd., which specialized in gas and oil production. He was also a founding partner of Nanisivic, on Baffin Island, one of the world’s largest zinc mines.

Anthony E. Applebaum, EA    — Mr. Applebaum is Federally licensed in IRS tax accounting and tax client representation and has had a private practice since 1997. Prior to this, Mr. Applebaum worked in the accounting and financial services industry as controller and Vice President of Finance for several start-up and major ongoing successful corporations. He is familiar with public company reporting requirements, policies and procedures. In addition, he has extensive experience in advanced financial analysis including cash flows, projections and forecasts. Mr. Applebaum brings another layer of solid financial expertise and credibility to GoldSpring as a member of its Audit Committee.

Purnendu K. Rana Medhi,    — Mr. Medhi is a registered engineering and mining geologist with 40 years of international mining experience. Medhi is also a Principal of Mineral Evaluation Network- a worldwide cooperative of economic geologists and mining professionals that provides mineral resources expertise and investment assistance to its clients. Mr. Medhi spent 28 years with Cyprus Amax Minerals Company. While at Cyprus, Mr. Medhi was the senior operations manager for 15 years. He is established in business development and alliance, exploration and mine development, mine evaluation, as well as mine operations and permitting. Mr. Medhi’s extensive international mining experience has enabled him to successfully lead projects from the exploration phase to start-up, commercial production and post closure mining activities.

EXECUTIVE COMPENSATION

We did not pay compensation to our Chief Executive Officer or other executive officers that exceeded $100,000 during fiscal 2003. We did not pay any compensation to any of our executive officers for the fiscal years ended December 31, 2001 or December 31, 2002.

The table below sets forth summary information concerning the compensation paid to our officers in the year ended December 31, 2003.

Name and Position	Salary	Bonus	Deferred Salary

Stephen Bruce Parent, Chairman and CEO	$35,000	-0-	-0-
John Francis Cook, President	-0-	-0-	-0-
Robert T. Faber, CFO	$35,000	-0-	-0-

We are currently paying Stephen Parent, our Chairman and Chief Executive Officer, and Robert Faber, Chief Financial Officer, salaries at the rate of $120,000 per annum.

Stock Options

We did not grant stock options in 2003. There were no shares of common stock underlying unexercised stock options at 2003 fiscal year end.

Compensation of Directors

We reimburse the members of our Board of Directors for actual expenses incurred in attending board meetings. Board members do not receive compensation for their services as directors. Purnendu K. Rana Medhi, Director and Audit Committee Member, has a consulting services agreement with us. Mr. Medhi receives a monthly retainer of $3,000 for 40 hours of professional mining consulting services. Additional services to us are compensated at $75 per hour. The consulting services agreement also provides Mr. Medhi a quarterly grant of 12,500 shares of restricted common stock for professional services he provides for us.

Leslie L. Cahan, Director, through his wholly owned company Harlesk Nevada, has a consulting services agreement with us. Mr. Cahan receives a monthly retainer of $10,000 for consultanting services. John F. Cook, President and Director, has a consulting agreement with us. We pay Mr. Cook for his professional mining consulting services at a rate of $500 per day.

With the exception of the consulting services agreements for Purnendu K. Rana Medhi, Leslie L. Cahan and John F. Cook described above, our officers and directors do not have employment agreements or agreements relating to termination of employment or change-in-control agreements.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the 192,859,611 shares of our common stock as of July 18, 2004 by (1) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding shares of common stock, (2) each of our directors and executive officers, and as of July 18, 2004 (3) all directors and officers as a group. The table also sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 21, 2004 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The shares being offered for resale by the selling stockholders consist of the total of 21,739,129 shares of our common stock, 10,869,575 shares of common stock issuable in connection with conversion of A warrants, 10,869,575 shares of common stock issuable in connection with conversion of Green Shoe Warrants and 211,666 shares of common stock issuable in connection with conversion of our warrants issued in our recent private placement offering which closed on February 23, 2004. None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of stockholder	Shares of common stock owned prior to the offering	Percent of common shares owned prior to the offering (1)	Shares of common stock to be sold in the offering(1)	Number of shares owned after the offering(19)	Percent of shares owned after offering(19)
Directors and Officers

Stephen B. Parent, Chairman and Chief Executive Officer
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	45,957,250	23.8%	-0-	45,957,250	23.8%

Leslie L. Cahan, Director
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	9,000,000	4.7%	-0-	9,000,000	4.7%

John F. Cook, President and Director
3155 Hwy 37 RR2 Roslin, Ontario K0K 2Y0 Canada	6,750,000	3.5%	-0-	6,750,000	3.5%

Robert T. Faber, Secretary and Chief Financial Officer
8585 E. Hartford Dr., Suite 400 Scottsdale, AZ 85255	1,990,000	1.0%	-0-	1,990,000	1.0%

Purnendu K. Rana Medhi, Director
1002 Shadow Ridge Road Casa Grande, AZ 85222	140,000.1%		-0-	140,000.1%

Anthony E. Applebaum, Director
2550 Fifth Avenue, Suite 720 San Diego, CA 92103	-0-	0%	-0-	-0-	0%

All directors and officers as a group	63,837,250	33.1%	0	63,837,250	33.1%

Significant Shareholders Jubilee Investment Trust, established in accordance with the listing rules of the UK Listing Authority and traded on the London Stock Exchange

Pearl Corporate Finance Limited One Great Cumberland Place London W1H 7AL	39,600,000	20.5%	0		39,600,000	20.5%

All Significant Shareholders as a Group	39,600,000	20.5%	0		39,600,000	20.5%

Accredited Investors from $10 Million Equity Raise
Gamma Opportunity Capital Partners, LP (3)	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Fund LP (5)	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
Longview Equity Fund, LP (5)	2,445,652	1.3%	2,445,652		-0-	0%
	-0-	0%	2,445,652	(2)	-0-	0%
Longview International Equity Fund, LP (5)	815,217.4%		815,217		-0-	0%
	-0-	0%	815,218	(2)	-0-	0%
Alpha Capital Aktiengesellschaft (4)	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
Capital Ventures International (6)	2,173,913	1.1%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Portside Growth and Opportunity Fund (7)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Enable Growth Partners L.P. (8)	434,783.2%		434,783		-0-	0%
	-0-	0%	434,784	(2)	-0-	0%
Whalehaven Funds Limited (9)	326,087.2%		326,087		-0-	0%
	-0-	0%	326,088	(2)	-0-	0%
Stonestreet Limited Partnership (10)	760,870.4%		760,870		-0-	0%
	-0-	0%	760,870	(2)	-0-	0%
Smithfield Fiduciary LLC (11)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
TCMP3 Partners LLP (12)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
Bristol Investment Fund, Ltd. (13)	652,174.3%		652,174		-0-	0%
	-0-	0%	652,174	(2)	-0-	0%
Vertical Ventures, LLC (14)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Merriman Curhan Ford Corporation (15)	272,826.1%		272,826		-0-	0%
	-0-	0%	272,826	(2)	-0-	0%

A. Tod Hindin	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Kenneth R. Werner Revocable Trust	108,696.1%		108,696		-0-	0%
	-0-	0%	108,696	(2)	-0-	0%
Thomas P. O'Shea, Jr	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
D. Jonathan Merriman	65,217.1%		65,217		-0-	0%
	-0-	0%	65,218	(2)	-0-	0%
Brock Ganeles	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Elise Stern	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Craig E. Sultan	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Carl Frankson	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Jon M. Plexico	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
Pete Marcil	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
David Bain	43,478.1%		43,478		-0-	0%
	-0-	0%	43,478	(2)	-0-	0%
Steven R. Sarracino	42,391.1%		42,391		-0-	0%
	-0-	0%	42,392	(2)	-0-	0%
Gregory S. Curhan	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
John Hiestand	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Robert E. Ford	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Eric Wold	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Christopher Aguilar	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Peter A. Blackwood	21,739.1%		21,739		-0-	0%
	-0-	0%	21,740	(2)	-0-	0%
Genesis Microcap Inc. (16)	217,391.1%		217,391		-0-	0%
	-0-	0%	217,392	(2)	-0-	0%
John V. Winfield	1,630,435.8%		1,630,435		-0-	0%
	-0-	0%	1,630,436	(2)	-0-	0%
John V. Winfield IRA-1	1,086,957.6%		1,086,957		-0-	0%
	-0-	0%	1,086,958	(2)	-0-	0%
John V. Winfield IRA-2	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Santa Fe Financial Corp. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Portsmouth Square, Inc. (17)	543,478.3%		543,478		-0-	0%
	-0-	0%	543,478	(2)	-0-	0%
Intergroup Corp. (17)	2,173,913	1.1%	2,173,913		-0-	0%
	-0-	0%	2,173,914	(2)	-0-	0%
Erik Franklin	54,348.1%		54,348		-0-	0%
	-0-	0%	54,348	(2)	-0-	0%
Accredited Investors from $10 Million Equity Raise as a Group	21,739,129	12.6%	43,478,279	-0-	0%

Accredited Investors From $332,500 Private Placement

Stephen B. Parent	10,000.1%		-0-	(21)	10,000	. 1%
	-0-	0	-0-	(22)	5,000	1%
Robert T. Faber	10,000.1%		-0-	(21)	10,000	. 1%
	-0-	0	-0-	(22)	5,000	1%
Joanne T. Becker InterVivos Trust	20,000.1%		-0-	(21)	20,000	. 1%
	-0-	0	-0-	(18)	-0-	0%
Charles and Genevieve Holmes	10,000.1%		0	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Rodney Mayberry	20,000.1%		10,000	(18)	20,000.1%
	-0-	0%	10,000	(18)		0%
Gerald Jenkins	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Isaac and Donna Ward	20,000.1%		-0-	(21)	20,000.1%
	-0-	0%	10,000	(18)		0%
David Salari(20)	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Alan Ward	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
John Wilkins	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Thomas and Barbara Worthen	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Mark and Jennifer Ward	193,333.1%		-0-	(21)	193,333.1%
	-0-	0%	96,666	(18)		0%
Gordon Randy Lane(23)	-0-	.1%	96,666	(18)		.1%
Lisa Boksenbaum (20)	10,000.1%		-0-	(21)	10,000.1%
	-0-	0%	5,000	(18)		0%
Accredited Investors From $332,500 Private Placement as a Group	343,333	1.4%	258,332		353,333	2.4%
Total All Groups	125,379,712	65%	43,689,945		103,790,583	53.8%

(1)	The percentage of shares is based on 192,859,611 shares issued and outstanding as of July 18 , 2004.

(2)	Consists of A Warrants and Green Shoe Warrants.

(3)

Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD are the Directors to Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD each disclaim beneficial ownership of the shares of common stock being registered hereto.

(4)	Konrad Ackerman is a representative of, and makes investment decisions for, Alpha Capital Aktiengellschaft.

(5)	S. Michael Rudolph is a representative of, and makes investment decisions for, Longview Fund LP, Longview Equity Fund, LP and Longview International Equity Fund, LP.

(6)	Mike Mollen is a representative of, and makes investment decisions for, Capital Ventures International.

(7)	Nancy Wu is a representative of, and makes investment decisions for, Portside Growth and Opportunity Funds.

(8)	Mitchell Levine is a representative of, and makes investment decisions for, Enable Growth Partners L.P.

(9)	Michael Finkelstein is a representative of, and makes investment decisions for, Whalehaven Funds Limited.

(10)	Michael Finkelstein is a representative of, and makes investment decisions for, Stonestreet Limited Partnership.

(11)	Adam Chill is a representative of, and makes investment decisions for, Smithfield Fiduciary LLC.

(12)	Walter Schenker is a representative of, and makes investment decisions for, TCMP3 Partners LLP.

(13)	Paul Kessler is a representative of, and makes investment decisions for, Bristol Investment Fund, Ltd.

(14)	Josh Silverman is a representative of, and makes investment decisions for, Vertical Ventures, LLC.

(15)	John Hiestad is a representative of, and makes investment decisions for, Merriman Curhan Ford Corporation.

(16)	Lawrence S. Gibbons is a representative of, and makes investment decisions for, Genesis Microcap Inc.

(17)	John V. Winfield is a representative of, and makes investment decisions for, Santa Fe Financial Corp., Portsmouth Square, Inc. and Intergroup Corp.

(18)

This amount is for the registration of shares underlying the warrants held by this person. This amount is not included in the category “Shares of common stock owned prior to the offering.” This chart assumes that such shares will still be held by the shareholder after the offering.

(19)

Assumes that all of the shares of common stock being registered (including the shares of common stock issuable in connection with our A Warrants, Green Shoe Warrants and warrants issued in our recent private placement offering which closed February 23, 2004) in this prospectus are sold and no other shares of common stock are sold during the offering period.

(20)	Lisa Boksenbaum is our employee and David Salari is our consultant.

(21)

This amount represents the number of shares acquired in the $332,500 private placement. Pursuant to the terms of the private placement offering memorandum, these shares are not being registered in this registration statement.

(22)	Stephen Parent and Robert Faber are officers of the company. They have elected not to register the shares underlying the warrants they acquired in the $332,500 private placement.

(23)

In April 2004, pursuant to the $332,500 private placement agreement, we repurchased 100,000 shares of common stock from Gordon Randy Lane for $75,000. or $0.75 per share. This was the market price at the time of the transaction.

As of July 18, 2004, we have 46,500 shares of our Preferred Convertible Redeemable Shares issued and outstanding. Harlesk Nevada, Inc. owns all 46,500 shares. Leslie L. Cahan, our director, is the principal owner of Harlesk Nevada, Inc. These shares were issued in exchange for the Spring Valley and Gold Canyon placer gold claims that we acquired.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,

o	transactions involving cross or block trades on any securities or market where our common stock is trading,

o	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $75,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 500,000,000 shares of common stock, $.000666 par value per share and 150,000 shares of Convertible Redeemable Preferred Stock, $100 par value.

As of July 18, 2004, 192,859,611shares of common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by shareholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

As of July 18, 2004, 46,500 shares of $100 par value convertible redeemable preferred stock were issued and outstanding. The shares of preferred stock do not have voting power until converted into shares of common stock. The preferred stock was authorized for the purpose of converting net operating production revenue obligations, created pursuant to individual separate acquisition agreements for assets through instruments offering both liquidity and profit participation from our operations. On July 12, 2003, we issued 46,500 shares to Harlesk Nevada, Inc. in exchange for the Spring Valley and Gold Canyon placer gold claims. The preferred shares are secured by 20% of the net operating production revenue stream from the Spring Valley and Gold Canyon placer gold claims. The preferred shares are redeemable at face value ($100) plus a 3% coupon, from 20% of the net operating proceeds from production revenues derived from gold, silver, copper and sand and gravel sales from the Spring Valley and Gold Canyon placer gold claims. Redemption must commence on the earlier of the sixth month anniversary of issuance provided production has commenced and revenue is available for distribution or three months after the commencement of production, and will be payable quarterly in arrears. The preferred shares are convertible into shares of our common stock after the first anniversary of issuance. The conversion price is determined by the average market value of the shares of our common stock for the 30 days prior to conversion, less a 15% discount. Conversion is further limited to a maximum of two quarterly redemption payments with 30 days prior notice in advance of the next payment date. Upon conversion, common shares issued shall be restricted in accordance with Rule 144 of the 1933 Securities Act.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

EXPERTS

The financial statements included in this prospectus have been audited by Jewett, Schwartz & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

GOLDSPRING, INC.

FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND FOR THE YEAR ENDED DECEMBER 31, 2003

INDEX	Page

Financial Statements for the Three Month Period Ended March 31, 2004

Consolidated Balance Sheet as of March 31, 2004	F-2

Consolidated Statement of Operations for the Three Month Period Ended March 31, 2004 and March 31, 2003	F-3

Consolidated Statement of Cash Flows as of March 31, 2004	F-4

Notes to Financial Statements for the Three Month Period Ended March 31, 2004	F-5-6

Report of Independent Certified Public Accountants for the Year Ended 2003	F-8

Consolidated Balance Sheet as of December 31, 2003	F-9

Consolidated Statements of Operations for the years ended December 31, 2003 and 2002	F-10

Consolidated Statements of Changes in Stockholders' Equity for the year ended December 31, 2003 and 2002	F-11 & F-12

Consolidated Statements of Cash Flows for the year ended December 31, 2003 and 2002	F-13

Notes to Consolidated Financial Statements for the Year Ended 2003	F-14 thru F-35

GOLDSPRING, INC.

CONSOLIDATED BALANCE SHEET

As of March 31, 2004

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$8,011,819
Other current assets	$78,374
Investment (Gold)	$504,000
Inventory -	$869,920
Deferred tax benefit	$1,420,000
TOTAL CURRENT ASSETS	10,884,113
PLANT, EQUIPMENT AND MINERAL PROPERITIES, NET
Mineral Properties	$5,984,837
Plant and equipment	$1,486,284
TOTAL PROPERTY AND EQUIPMENT	7,471,121
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
TOTAL ASSETS	$18,600,234

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$346,496
Accrued Expenses	$302,718
Current portion of long-term debt - related party	$400,000
TOTAL CURRENT LIABILITIES	1,049,214

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	$500,000

TOTAL LIABILITIES	1,549,214
STOCKHOLDERS' EQUITY
Convertible redeemable preferred stock, $100 par value, 150,000 authorized, 46,500 issued and outstanding	4,650,000

Common stock, $.000666 par value, 500,000,000 shares authorized, 194,992,911 shares issued and outstanding	$129,777
Additional Paid-in Capital	$15,930,392
Accumulated deficit - Prior years	$(3,705,019)
Accumulated Earnings deficit - Current Year	$45,870
TOTAL STOCKHOLDERS' EQUITY	$17,051,020
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,600,234

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three month period ended

	2003	2004
SALES AND OTHER INCOME
Sales	$-	$-
Interest	$-	$458
	$-	$458
COSTS AND EXPENSES
Costs applicable to sales	$-	$-
Depreciation, depletion and amortization	$-	$-
General and administrative	$-	$353,054
Consulting	$-	$81,534
Other	$-	$-
	$-	$434,588
LOSS BEFORE INCOME TAX BENEFIT	$-	$(434,130)

INCOME TAX BENEFIT	$-	$480,000
NET INCOME	$-	$45,870
Earnings per common share, basic	$0	$0
Earnings per common share, diluted	$0	$0
Weighted Average Shares Outstanding	-	175,294,000
Fully Diluted Weighted Average Shares Outstanding	100,410,000	175,294,000

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the month period ended March 31,

	2003	2004
Cash Flows from Operating Activities
Net Income	$-	$45,870
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Consulting services provided in exchange for common stock - Increase:	-	42,000
Other Current Assets - (Increase)	-	(1,830,003)
Accounts payable - Increase:	-	237,549
Accrued expenses - Increase:	-	253,396
	-	(1,297,058)
Net cash used in Operating Activities	-	(1,251,188)
Investing activities
Acquisitions of plant, equipment and mineral properties	-	(533,631)
Net cash used in investing activities	-	(533,631)
Financing Activities
Net Proceeds from the issuance of common stock (After Fees & Related Expenses)	-	9,532,500
Principal payment on note payable	-	(100,000)
Net Cash Flows Provided by Financing Activities	-	9,432,500
Net Increase in Cash	-	7,647,681
Cash Beginning of Year	318	364,138
Cash End of Period	$318	$8,011,819

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004 and 2003

(Unaudited)

Note A - Basis of Preparation of Financial Statements

The following interim Consolidated Financial Statements of GoldSpring, Inc. and its subsidiaries (collectively, “GoldSpring” or the “Company” are unaudited and prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading. In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included. These interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of GoldSpring, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2003.

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of managements estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates and units-of -production depreciation, depletion and amortization calculations: environmental reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pads inventories; asset impairments (including impairments of goodwill, long-lived assets, and investments); valuation allowances for deferred tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Restatement of Financial Statements

The Company after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the "Transaction") and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid - in Capital by the same amount. This change in accounting treatment had no effect on the Company's results of operations.

Note B — Stockholders’ Equity

In February 2004, the Company raised $332,500 under a Restricted Private Placement for accredited private investors. The private placement consisted of 44 1/3 Units, each Unit represented 10,000 shares of restricted common stock and 5,000 warrants exercisable at $1.00 per share. The warrants expire on February 23, 2005 (one year from the closing date of the private placement).

In March 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors also received Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share. The Series A warrants are exercisable for four years, and the Series B warrants are exercisable for one hundred and eighty (180) business days after the Effective Date of the S-1 registration statement.

Shares Issued in Consideration of Consulting Services

On January 12, 2004, the Company issued a total of 50,000 shares to Pernendu K. Rana Medhi, a Board Member, pursuant to a consulting services agreement. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuance of shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by the Company did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. The Company did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Income Tax Benefit

The Income Tax benefit was calculated based on the increase to the net operating loss carryforward resulting from the loss from operations incurred during the first quarter and the fees related to the $10 million equity financing.

Subsequent Events

Pursuant to the February private placement, the Company in April 2004 repurchased 100,000 shares of common stock for $75,000, or $0.75 per share, which was the market price at the time of the transaction. The funds for the stock repurchase came from the proceeds related to the gain on the April 2004 spot deferred sale of gold contract.

In April 2004, we entered into a settlement agreement with Antonio Treminio. A dispute had arisen between the Company and Mr. Treminio relating to alleged obligations owed by the Company to Treminio and 2,000,000 GoldSpring shares owned by Treminio. An agreement was reached whereby Mr. Treminio returned the shares and the Company simultaneously paid Treminio $150,000 in full satisfaction of all amounts owed to Treminio. The shares were returned to the Company and subsequently cancelled.

Subsequent to March 31, 2004, an additional 1,947,296 restricted common shares became unrestricted and qualified for sale in a brokered transaction pursuant to Rule 144 of the Securities Act of 1933. During 2004, a total of 2,499,769 restricted common shares became unrestricted and qualified for sale in a brokered transaction by unaffiliated and minority shareholders of the Company.

FORWARD-LOOKING STATEMENTS

The following discussion contains, in addition to historical information, forward-looking statements regarding GoldSpring, Inc. (the “Company” or “GSPG”), that involve risks and uncertainties. The Company’s actual results could differ materially. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, history of operating losses and accumulated deficit; possible need for additional financing; competition; dependence on management; risks related to proprietary rights; government regulation; and other factors discussed in this report and the Company’s other filings with the Securities and Exchange Commission.

   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the shareholders and board of directors GoldSpring, Inc.:

We have audited the accompanying consolidated balance sheet of GoldSpring, Inc. f/k/a Visator, Inc. (a Florida corporation) as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GoldSpring, Inc. as of December 31, 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been restated to account for the acquisition of the mining interests acquired from Ecovery, Inc. as a reverse merger pursuant to the Plan of Reorganization further described in Note 1 to the financial statements.

JEWETT, SCHWARTZ & ASSOCIATES

HOLLYWOOD, Florida
March 12, 2004 and
June 14, 2004 with respect to Note 1

GOLDSPRING, INC.
CONSOLIDATED BALANCE SHEET

As of December 31, 2003

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$364,138
Other current assets	48,291
Inventory - Stockpile	54,000
Deferred tax benefit	940,000
TOTAL CURRENT ASSETS	1,406,429
PLANT, EQUIPMENT AND MINERAL PROPERITIES, NET
Mineral Properties	6,249,556
Plant and equipment	850,453
TOTAL PROPERTY AND EQUIPMENT	7,100,009
OTHER ASSETS:
Reclamation deposit	145,000
Equipment purchase deposit	100,000
TOTAL ASSETS	$8,751,438

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$108,950
Accrued Expenses	49,322
Current portion of long-term debt - related party	400,000
TOTAL CURRENT LIABILITIES	558,272

LONG-TERM DEBT - RELATED PARTY, NET OF CURRENT PORTION	600,000

TOTAL LIABILITIES	1,158,272
STOCKHOLDERS' EQUITY
Convertible redeemable preferred stock, $100 par value, 150,000 authorized, 46,500 issued and outstanding	4,650,000

Common stock, $.000666 par value, 500,000,000 shares authorized, 172,627,149 shares issued and outstanding	114,970
Additional Paid-in Capital	6,533,215
Accumulated deficit	(3,705,019)
TOTAL STOCKHOLDERS' EQUITY	7,593,166
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,751,438

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,

	2002	2003
SALES AND OTHER INCOME
Sales	$1,157	$-
Interest	-	1,891
	1,157	1,891
COSTS AND EXPENSES
Costs applicable to sales	-	-
Depreciation, depletion and amortization	13,264	1,118
General and administrative	57,177	387,557
Consulting (see Note 11)	-	4,258,235
Research and development	9,645	-
	80,086	4,646,910
LOSS BEFORE INCOME TAX BENEFIT	(78,929)	(4,645,019)

INCOME TAX BENEFIT	0	940,000
NET LOSS	$(78,929)	$(3,705,019)
Net loss per common share, basic and diluted	$(0.003)	$(0.027)

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

	Convertible redeemable Preferred Stock 150,000 shares authorized		Common Stock 150,000,000 shares authorized
	Shares Issued	Par Value $100 per share	Shares Issued	Par Value $.000666 per share	Stock Subscribed	Common Stock Subscriptions Receivable
BALANCE - DECEMBER 31, 2001	$--	$--	2,207,450	$1,472	$--	$--
Eleven for one forward stock split			22,074,500	14,702
Shares issued in exchange for consulting services			726,932	484
Twenty-five to one reverse stock split			(24,008,527)	(15,990)
Shares issued in exchange for consulting services			18,500,000	12,321
Shares issued and reacquired as treasury stock			79,500,000	52,947	52,947	(52,947)
Shares surrendered to treasury and retired			(16,500,000)	(10,989)
Shares issuable for cancellation of Stockholder debt			1,198,726	798
Net loss for the period January 1, 2002 Through December 31, 2002

BALANCE - DECEMBER 31, 2002	$--	$--	83,699,081	$55,745	$52,947	$(52,947)

Quasi-reorganization
Retirement of common stock			(79,500,000)	(52,947)	(52,947)	52,947
Common stock issued for acquisitions of plant, equipment and mining interests			91,523,149	60,954
Common stock issued for consulting services			24,289,000	16,176
Common stock retired			(11,735)	(8)
Convertible Redeemable Preferred stock issued for mining claim	46,500	4,650,000
Issuance of common stock			37,000,000	24,642
Forward Stock Split			15,627,654	10,408
Consulting fees incurred
Net Loss

BALANCE - DECEMBER 31, 2003	$46,500	$4,650,000	172,627,149	$114,970	$--	$--

	Treasury Stock Subscriptions Payable	Additional Paid-In Capital	Treasury Stock (at cost)	Accumulated Deficit	Deferred Consulting Fees	Total
BALANCE - DECEMBER 31, 2001	$--	$317,428	$--	$(491,844)	$--	$(172,944)
Eleven for one forward stock split		(14,702)				--
Shares issued in exchange for consulting services		22,794			(23,278)	--
Twenty-five to one reverse stock split		15,990				--
Shares issued in exchange for consulting services		18,672,679			(18,685,000)	--
Shares issued and reacquired as treasury stock	20,000	(52,947)	(20,000)			--
Shares surrendered to treasury and retired		(16,654,011)			16,665,000	--
Shares issuable for cancellation of Stockholder debt		203,196				203,994
Net loss for the period January 1, 2002 Through December 31, 2002				(78,929)		(78,929)

BALANCE - DECEMBER 31, 2002	$20,000	$2,510,427	$(20,000)	$(570,773)	$(2,043,278)	$(47,879)

Quasi-reorganization		(570,773)		570,773		--
Retirement of common stock	(20,000)	52,947	20,000			--
Common stock issued for acquisitions of plant, equipment and mining interests		561,702				622,656
Common stock issued for consulting services		2,103,954				2,120,130
Common stock retired						(8)
Convertible Redeemable Preferred stock issued for mining claim						4,650,000
Issuance of common stock		1,885,366				1,910,008
Forward Stock Split		(10,408)				--
Consulting fees incurred					2,043,278	2,043,278
Net Loss				(3,705,019)		(3,705,019)

BALANCE - DECEMBER 31, 2003	$--	$6,533,215	$--	$(3,705,019)	$--	$7,593,166

        The accompanying notes are an integral part of these statements..

GOLDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ending December 31,

	2002	2003
Cash flows from operating activities
Net (Loss)	$(78,929)	$(3,705,019)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	13,264	1,118
Deferred tax benefit		(940,000)
Consulting services provided in exchange for common stock		4,138,408
(Increase) Decrease in:
Other Current Assets	25,000	(148,291)
(Increase) Decrease in:
Accounts payable	11,924	108,951
Accrued expenses	--	50,000
	50,188	3,210,186
Net cash used in Operating Activities	(28,741)	(494,833)
Reclamation bond deposit	--	(145,000)
Acquisitions of plant, equipment and mineral properties	--	(1,906,355)
Net cash used in investing activities	--	(2,051,355)
Financing Activities
Proceeds from the issuance of common stock	--	1,910,008
Proceeds from the issuance of note payable to a related party	--	1,000,000
Proceeds from the issuance of notes payable to related parties	31,629	--
Security Deposits Forfeited	4,355	--
Net cash flows provided by Financing Activities	35,984	2,910,008
Net Increase (Decrease) in Cash	7,243	363,820
Cash Beginning of Year	(6,925)	318
Cash End of Period	$318	$364,138
Supplemental disclosures of non-cash investing and financing activities:

Issuance of common stock for the acquisitions of GoldSpring, LLC and Ecovat, LLC	$--	$9,000,000
Issuance of preferred stock for the acquisition of the GoldSpring mining claims	$--	$4,650,000
Issuance of common stock for the acquisition of water rights	$--	$41,000
Issuance of common stock for the acquisition of Plum Mining, LLC	$--	$200,000
Issuance of common stock for an equipment deposit	$--	$100,000

        The accompanying notes are an integral part of these statements.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies

Summarized below are the significant accounting policies of GoldSpring, Inc. (f/k/a STARTCALL.COM, INC.)

The Company: The Company, incorporated in the State of Florida effective October 19, 1999 (Date of Inception) under the name of Click and Call, Inc. and, established its corporate offices in Miami, Florida.

On June 7, 2000, the Company filed an amendment to the Articles of Incorporation effecting a name change to STARTCALL.COM, INC., and also changed its capital structure as disclosed in Note 7 to these financial statements.

The Company, prior to and for part of the current year, met the criteria of a Development Stage Enterprise and presented its financial statements in accordance with Statements of Financial Accounting Standards (“SFAS”) Number 7, Accounting and Reporting by Development Stage Enterprises. However, during the current year and pursuing the termination of the agreement with Web Intelligence Technology APS and ARN Invest APS., as more fully described below, management of the Company, in the best interest of the shareholders determined that the Company should pursue other opportunities and no longer engage in development activities. At December 31, 2002 the Company was no longer in the development stage.

Nature of the Business: The Company formerly planned on operating as an Application Service Provider, or ASP, and offering real-time interaction technology as an outsource service. In December 2002 management entered into a Stock Purchase Agreement and Share Exchange with Web Intelligence Technology ApS and ARN Invest ApS (both Denmark Corporations) in consideration for the issuance of 79,500,000 shares of Startcall to ARN. The Company subsequently filed a Certificate of Amendment in the State of Florida changing its name to Visator, Inc. Pursuant to the agreement, Antonio Treminio and Sylvio Martini resigned as officers and directors and Anders Nielsen and Jesper Toft were appointed new officers and directors of the Company. However, in February 2003 the parties to this agreement entered into a termination agreement and mutual release in which the parties agreed to terminate and deem null and void the Stock Purchase Agreement and Share Exchange. Pursuant to this agreement, ARN Invest returned the 79,500,000 shares of stock in consideration for the payment of $20,000 by the Company to Web Intelligence. The Company’s Management, upon termination of this agreement, determined that it was in the best interest of the shareholders to seek other business opportunities for the Company. This topic is discussed in more detail below. The financial statements are being presented as though the termination took place in 2002.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Concurrent with the aforementioned termination agreement, management entered into a purchase agreement with Ecovery, Inc. (“Seller”) to acquire GoldSpring LLC and Ecovat Copper Nevada LLC. These two enterprises made up substantially all of the assets used by Ecovery in conducting its mining business in Nevada. The assets included, but were not limited to, the Seller’s accounts receivable, corporate name, trade name, trademarks and logos, mining tenements and any and all mining claims.

On March 20, 2003, pursuant to the Plan of Reorganization by Exchange the Company changed its name to GoldSpring, Inc.

On June 12, 2003, as outlined in the Plan and Agreement of Reorganization by exchange by Goldspring, Inc., the Company purchased GoldSpring, LLC and Ecovat Copper Nevada, LLC from Ecovery, Inc. for a total of 90,000,000 restricted common shares of the Company, 46,500 newly authorized $100.00 Preferred Convertible, Redeemable shares in full satisfaction of $4,650,000 of production payments due from the operation of the mining claims and $100,000. These two LLC’s represented substantially all of the mining assets of Ecovery, Inc. The Plan and Agreement of Reorganization by Exchange agreement was entered into on March 20, 2003, with an effectuation date of March 11, 2003 and all of the requirements and conditions of the closing were satisfied as of June 12, 2003. In accordance with the agreement, the Company in March 2003 cancelled the previously issued 79,500,000 restricted common shares and reissued 90,000,000 restricted common shares to the Ecovery shareholders.

On November 4, 2003, the Company acquired Plum Mining LLC for $1.4 million. The purchase price consisted of a $200,000 cash payment, 594,177 restricted common shares valued at $200,000 and $1,000,000 non interest bearing promissory note due in equal quarterly installments commencing January 2004 through June 2006 (See Note G).

Restatement of Financial Statements

The Company, pursuant to its recent S-1 filing and after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Ecovery, Inc. (the "Transaction") and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $8.9 million. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this Transaction. The primary factors influencing the accounting treatment change for this Transaction are: (1) the change in control of the Company based on the number of GoldSpring shares issued to the Ecovery shareholders in the transaction; (2) effective the date of the transaction, the sole officer and director of the Company resigned; and (3) the Company, GoldSpring, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of $8.9 million of goodwill and a reduction of Additional Paid - in Capital by the same amount. This change in accounting treatment had no effect on the Company's results of operations.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Principals of Consolidation:

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Furthermore, Notes Payable amounts approximate the fair value.

Credit Risk

It is the Company’s practice to place its cash equivalents in high quality money market securities with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

Inventories

In general, costs that are incurred in or benefit the productive process are inventoried. Inventories are carried at the lower of cost or net realizable value. The current portion of inventories is determined based on the expected amounts to be processed within the next twelve months. Inventories not expected to be processed within the next twelve months are classified as long-term.

The major classifications of inventory are as follows:

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Stockpiles:

Stockpiles represent coarse ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons (via truck counts and/or in-pit surveys of the ore before stockpiling) added and removed from the stockpile, the number of contained ounces (based on assay data) and the recovery percentage (based on the process for which the ore is destined). Stockpile tonnages are verified by periodic surveys. Stockpiles are valued based on mining costs incurred up to the point of stockpiling the ore, including applicable depreciation depletion, and amortization relating to mining operations. Value is added to a stockpile based on the current mining cost per ton and removed at the average cost per recoverable ounce of gold in the stockpile.

Leach Pads

The recovery of gold from certain oxide ores is best achieved through the heap leaching process. Under this method, ore is placed on leach pads where it is permeated with a chemical solution, which dissolves the gold contained in the ore. The resulting “pregnant” solution is further processed in a leach plant where the gold in-solution is recovered. For accounting purposes, value is added to leach pads based on current mining costs, including applicable depreciation depletion and amortization relating to mining operations. Value is removed from the leach pad as ounces are recovered in circuit at the leach plant based on the average cost per recoverable ounce of gold on the leach pad.

The engineering estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on the leach process and ore type). In general, the leach pad production cycles project recoveries of approximately 60% to 90% of the placed recoverable ounces in the first six months of leaching, declining each 6 month period thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is terminated.

The current portion of leach pad inventories is determined based on engineering estimates of the quantities of gold at the balance sheet date, which are expected to be recovered during the next twelve months.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

In-process

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific mining operation, but include mill in- circuit, leach in-circuit, floatation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed to process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed to process attributable to the source material coming from the mine, stockpile or leach pad plus the in-process conversion costs, including applicable depreciation relating to the process facility, incurred to that point in the process.

Finished goods

Finished goods inventories represent saleable gold dore or gold bullion and are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus refining costs.

At December 31, 2003, the Company had a stockpile of 10,000 tons valued at $54,000.

Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of Accounting Practice Bulletin (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that opinion).

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 in the fiscal year ending October 31, 2002.

SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. The Company adopted SFAS No. 144 in its evaluation of the fair value of certain assets as described in Notes 2 and 3.

Intangible Assets — The Company accounts for intangible assets in accordance with SFAS 142. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. Such assets are amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

Revenue Recognition

Revenue is recognized in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, such that revenue is recognized when the price is determinable and upon delivery and transfer of title of third-party refined gold or other metal to the customer.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Deferred Stripping Costs

In general, mining costs are charged to Costs applicable to sales as incurred. However, at open-pit mines, which have diverse grades and waste-to-ore ratios over the mine life, the Company defers and amortizes certain mining costs on a units-of-production basis over the life of the mine. These mining costs, which are commonly referred to as “deferred stripping” costs, are incurred in mining activities that are normally associated with the removal of waste rock. The deferred stripping accounting method is generally accepted in the mining industry where mining operations have diverse grades and waste-to-ore ratios; however industry practice does vary. Deferred stripping matches the costs of production with the sale of such production at the Company’s operations where it is employed, by assigning each ounce of gold with an equivalent amount of waste removal cost. If the company were to expense stripping costs as incurred, there may be greater volatility in the Company’s period-to-period operations.

At the Company’s gold mining operations, deferred stripping costs are charged to Costs applicable to sales as gold is produced and sold using the units-of-production method based on estimated recoverable ounces of proven and probable gold reserves, using a stripping ration calculated as the ratio of total tons to be moved to total proven and probable ore reserves, and result in the recognition of the costs of waste removal activities over the life of the mine as gold is produced and sold. The application of the accounting and deferred stripping costs and resulting differences in timing between costs deferred and amortization generally results in an asset on the balance sheet (deferred stripping costs), although a liability will arise if amortization exceeds costs deferred.

At December 31, 2003 the Company has not incurred any deferred stripping costs.

Stock Issued For Services —

The value of stock issued for services is based on market value of the Company’s common stock at the date of issue or management’s estimate of the fair value of the services received, whichever is more reliably measurable.

Research and Development Costs:

Generally accepted accounting principles state — — that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Property and Equipment:

Property and equipment are stated at cost. Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. When applicable, leasehold improvements and capital leases are amortized over the lives of respective leases, or the service lives of the improvements, whichever is less.

YEARS
Computer equipment, peripherals and software	2-3
Office equipment	3-5
Furniture and fixtures	5-7

Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in the business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time. The straight-line method of depreciation is used for financial reporting purposes.

Mineral Properties

Acquisition cost and exploration and development expenditures incurred on non-producing mineral properties identified as having development potential, are deferred until the viability of the property is determined.

Option payments received are treated as a recovery mineral property costs. Option payments are at the discretion of the optionee and accordingly are accounted for on a cash basis or when receipt is reasonably assured.

Holding costs to maintain a property on a care and maintenance basis are expense as incurred.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Management reviews the carrying value of the Corporation’s interest in each property on a quarterly basis. Where information and conditions suggest impairment, these properties are written down to net recoverable amount, based on estimated future cash flows. Management’s estimates of gold price, recoverable proven and probable reserves, operating capital and reclamation costs are subject to risks and uncertainties affecting the recoverability of the Corporation’s investment in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated from its operating properties and the need for possible asset impairment write-downs.

Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying value can be recovered.

Property acquisition and development costs are carried at cost less accumulated amortization and write-downs. Amortization during production is provided on the units-of production method based on proven and probable reserves.

Provision for Future Reclamation and Closure Costs

Minimum standards for mine site reclamation and closure have been established by various government agencies that affect certain operations of the Corporation. The Corporation calculates its estimates of reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is possible that the Corporation’s estimate of its reclamation, site restoration and closure liability could change in the near term due to possible changes in laws and regulations and changes in cost estimates.

During mine production, a provision for reclamation and mine closure is charged to earnings over the mine life on a units-of-production basis.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Recent Authoritative Pronouncements

The FASB has recently issued several new accounting pronouncements which may apply to the Company.

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS No. 144 also supercedes the provisions of APB Opinion No. 30, “Reporting the Results of Operations,” pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company’s financial position, results of operations or liquidity.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980.

SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions is accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB’s goal requiring similar accounting treatment for transaction that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Statement No. 146, “Accounting for Exit or Disposal Activities” addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring),” cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated — nullifying the guidance under EITF No. 94-3. Under SFAS No. 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, amends SFAS No. 123, “Accounting for Stock-Based Compensation.” In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

The Company adopted the disclosure provisions of SFAS No. 148 for the year ended December 31, 2002, but will continue to use the method under APB Opinion No. 25 in accounting for stock options. The adoption of the disclosure provisions of SFAS No. 148 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2003, the FASB issued Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

Earnings Per Common Share:

In calculating earnings per common share, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, excluding the diluted effects of stock options. Currently, the Company has no stock options outstanding.

Use of Estimates:

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenditures during the reported periods. Actual results could differ materially from those estimates. Estimates may include, but not be limited to, those pertaining to the estimated useful lives of property and equipment and software, determining the estimated net realizable value of receivables, and the realization of deferred tax assets.

Stock-Based Compensation:

The Company will account for stock-based compensation using the intrinsic vale method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Compensation costs for stock options, if any, are measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount the employee must pay to acquire the stock. Restricted stock is recorded as compensation costs over the requisite vesting periods based on the market value on the date of grant. Compensation costs for shares issued under performance share plans are recorded based upon the current market value of the Company’s stock at the end of each period.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company is electing to use APB Opinion No. 25 as its method of accounting and is adopting the disclosure requirements of SFAS No. 123.

The fair value of each option grant is to be estimated on the date of grant using the Black-Scholes option pricing model and certain weighted-average assumptions. As of December 31, 2003 no options have been granted.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 1 - Summary of Significant Accounting Policies - Continued

Risks and Uncertainties:

Management regularly evaluates risks and uncertainties and, when probable that a loss or expense will be incurred, a charge to current period operations is recorded.

Income Taxes:

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Note 2 — Other Current Assets

At December 31, 2003, other current assets include the following:

Other Current Assets:

Prepaid Consulting	25,000
Acquisition Deposit	10,000
Prepaid Rent	7,000
Other	6,291
Total	$48,291

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 3 — Mineral Properties

	December 31, 2003
	Cost	Accumulated Amortization and Write downs	Net
MINERAL PROPERTIES:

Placer Gold Properties	$4,750,000	$--	$4,750,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,290,418	--	1,290,418
Water rights	90,000	--	90,000
	$6,249,556	$--	$6,249,556

	December 31, 2003
	Acquisition Cost	Exploration/Permit Cost	Net
MINERAL PROPERTIES:

Placer Gold Properties	$4,750,000	$--	$4,750,000
Big Mike Copper Mine	119,138	--	119,138
Plum Gold Properties	1,290,418	--	1,290,418
Water rights	90,000	--	90,000
	$6,249,556	$--	$6,249,556

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 3 — Mineral Properties — Continued

Placer Gold Properties and Big Mike Copper Mine

In March 2003 the Company, pursuant to a Plan and Agreement of Reorganization, acquired GoldSpring LLC (the Placer Gold Properties) and Ecovat Copper Nevada LLC (the Big Mike Copper Mine). Total consideration paid for the Placer Gold mineral properties and Big Mike Copper Mine was $4,750,000 consisting of 46,500 shares of $100 preferred convertible/redeemable shares plus $100,000 in cash and $119,138 respectively.

The Company will pay a 2% net smelter royalty for gold production at the Placer Gold Properties once the maximum production obligation of $4,650,000 to the shareholder of the Preferred stock has been satisfied.

Plum Gold Properties

The Plum Gold Properties were acquired as part of the acquisition of Plum Mining Company, LLC in November of 2003, for a total of $1,400,000 that consisted of a cash payment of $200,000, 549,177 restricted common shares valued at $200,000 and a promissory note payable for $1,000,000. (See Note G)

Upon commencement of production at the Billie the Kid and Lucerne properties, the Company shall pay a royalty to the lessor totaling the greater of $500 per month or a percentage of the Net Smelter Returns (The percentage varies based on the price of gold — 3% if gold is less than $400 per ounce, 4% if gold is in the $400‘s per ounce and 5% if gold is $500 or greater per ounce.).

Note 4 — Plant and Equipment

At December 31, plant and equipment consists of the following:

	Cost	Accumulated Amortization and Write downs	Net

Gold Properties	$845,953	$--	$845,953
Corporate	4,500	--	4,500
	$850,453	$--	$850,453

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 5 — Accrued Reclamation and Closure Costs

The Nevada Revised Statutes and regulations promulgated there under by the Nevada State Environmental Commission and Division of Environmental Protection requires surety to be posted for mining projects to assure the Company will leave the site safe, stable, and capable of providing for a productive post-mining land use. Pursuant to the approved Reclamation Plan for Billie the Kid, the Company posted a surety in the amount of $321,000, of which $145,000 came in the form of a cash deposit and the balance was secured from a surety agent.

At December 31, 2003 the Company has not accrued any reclamation and closure costs.

Note 6 — Note Payable — Related Party

Non-interest bearing note payable to a shareholder of the Company; payable in ten quarterly payments of $100,000 through June 2006.	$1,000,000
Less current portion	(400,000)
$600,000

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity

Common Stock

On September 27, 2002, the stockholders approved an amendment to the Company’s Articles of Incorporation pursuant to which the Company will increase the authorized shares of common stock from 50,000,000 to 150,000,000.

On February 4, 2002, the Board of Directors approved an 11-1 forward split of the Company’s outstanding stock. At the time of the stock split outstanding common shares totaling 2,207,450 was exchanged for 24,281,950 common shares.

In October 2002, the Company issued and aggregate of 726,932 shares for consulting services to be rendered. The Company valued these common shares at the fair market value on the issuance date of $23,278, which will be amortized over the service period.

On December 6, 2002, the Board of Directors approved a 25-1 reverse split of the Company’s outstanding stock. At the time of the stock split, outstanding common shares totaling 25,033,882 were exchanged for 1,001,335 common shares.

During December 2002, the Company entered into consulting agreements for investor relations and business advisory services to be rendered. As compensation for these services the Company issued an aggregate of 18,500,000 shares of common stock to these consultants. The Company valued these common shares at the fair market value on the contract date of $18,685,000. Concurrent with the termination agreement previously described in Note A, 16,500,000 of these shares were surrendered to treasury and retired which was recorded as of December 31, 2002 at the issuance cost of $1.01 per share (the fair market value on the issuance date) aggregating $16,665,000 that also was recorded as a reduction to deferred consulting fees and additional paid-in capital. The consulting services were realized during 2003.

In March 2003, the Company amended its articles of incorporation thereby increasing the authorized number of common shares to 500,000,000.

In March 2003, prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company entered into three consulting agreements whereby the Company issued an aggregate of 24,000,000 shares of stock, with an aggregate offering price of $2,080,000 (fair market value at the time of the contracts) in exchange for consulting services. Such consulting services were expensed during 2003.

In August 2003, the Company issued 89,000 shares of its common stock valued at $.17 per share, with an aggregate price of $15,130 for consulting services.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity — Continued

In August 2003, the Company issued 2,000,000 shares of its common stock valued at $.125 per share, with an aggregate price of $250,000. 200,000 shares were issued for geological services and 800,000 shares were issued for deposit on equipment to be purchased and 1,000,000 shares were issued for cash proceeds of $125,000.

In September 2003, the Company issued 36,000,000 shares its common stock at a price of $0.0496 per share, for an aggregate offering of $1,785,008.

Preferred Stock

In July 2003 the Company issued 46,500 shares of convertible preferred stock valued at $100.00 per share, for an aggregate amount of $4,650,000 in exchange for the Spring Valley and Gold Canyon placer gold claims.

The preferred stock is redeemable at face value ($100) plus a 3% coupon, both to be paid from 20% of the net operating proceeds from production revenues derived from gold, silver, copper and sand and gravel sales from the Spring Valley or Gold Canyon placer gold claims. Redemption shall commence on the earlier of the 6th month anniversary of issuance, provided production has commenced and revenue is available for distribution, or 3 months after the commencement of production and shall be payable quarterly in arrears.

The preferred shares are convertible after the first anniversary of issue at a price determined by average market value for the 30 days prior to conversion, less 15%. Conversion is further limited to a maximum of 2 quarterly redemption payments at a time with 30 days prior notice in advance of the next payment date, unless otherwise mutually agreed in writing. Upon conversion shares shall be restricted per section 144.

Quasi reorganization

As of June 30, 2003, the Company had disposed of all of its operating assets and was in the process of settling all of its outstanding liabilities and seeking a merger partner. Accordingly, the Company has changed its business focus. The Board of Directors elected to restate the balance sheet as a “quasi-reorganization”. In a quasi-reorganization, the deficit in retained earnings is eliminated by charging paid-in capital. In effect, this gives the balance sheet a “fresh-start”. Beginning July 1, 2003 and continuing forward, the Company will be crediting net income and charging net losses to retained earnings.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 7 — Stockholders’ Equity — Continued

Cancellation of Shareholder Debt:

In March 2003, in consideration for the issuance of 1,198,726 restricted shares of common stock, certain shareholders of the Company canceled all of the debt and promissory notes and accrued interest owed to them by the Company. At December 31, 2002, these shares were recorded in stockholders equity as shares issued at an aggregate amount of $203,897.

Stock dividend

In September 2003, the Board of Directors approved a 10 for 11 forward split of the Company’s outstanding common stock. At the time of the stock split outstanding common shares totaling 156,276,346 was exchanged for 171,904,000 common shares.

>Note 8 — Stock Based Compensation

The Company will account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. If the compensation expense for the Company’s three stock-based plans are determined based upon fair values at the grant dates for awards under these plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net earnings and earnings per share will be reduced to pro forma amounts to be disclosed in the financial statements for the applicable periods.

As of December 31, 2003, the Company has not granted any stock options or rights.

Note 9- Earnings (Loss) Per Share of Common Stock

Statement of Financial Accounting Standards No 128, “Earnings Per Share,” requires two presentations of earnings (loss) per share — “basic” and “diluted.” Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings (loss) per share is similar to basic earning per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The numerator in calculating both basic and diluted earnings (loss) per share for each period is the reported net income (loss). The denominator is based on the following weighted-average number of common shares outstanding for each of the respective periods:

December 31, 2003	December 31, 2002
135,131,484	4,228,181

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 9- Earnings (Loss) Per Share of Common Stock - Continued

A difference between basic and diluted weighted-average common shares arises from the assumption that dilutive stock options outstanding, if any, are exercised. Stock options and warrants are not included in the diluted earnings (loss) per share calculation when the exercise price is greater than the average market price. The Company did not have any stock options or warrants outstanding as of December 31, 2003.

Note 10 — Income Taxes

The Company did not provide any current or deferred US federal or state income tax provision or benefit through the year ended December 31, 2002 because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of a net operating loss, because of the uncertainty regarding its realizability through December 31, 2002.

At December 31, 2002 the Company had a net operating loss carryforward of approximately $570,000; this amount has been reclassified to additional paid-in capital under the quasi-reorganization previously described. At December 31, 2003 the Company had a net operating loss of approximately $4,700,000. Utilization of this net operating loss, which begins to expire in year 2023, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state tax laws. Due to the change in the nature of the Company’s operations and the expected likelihood that the net operating loss carryforward may be utilized, management has elected to recognize a deferred tax benefit of $1,880,000 offset by a valuation allowance of $940,000.

The components of the income tax benefit for the year ended December 31, 2003 were as follows:

Current	$--
Deferred:
Federal	940,000
State	--
$940,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at December 31, 2003 are approximately as follows:

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 — Income Taxes - Continued

Years ended December 31, 2003 and 2002

2003
Net operating loss carryforward	$1,880,000
Valuation allowance for deferred tax assets.	(940,000)
Net deferred tax assets	$940,000

On February 10, 2004, the Company announced a Restricted Private Placement for accredited private investors for a maximum of $500,000 (66 2/3 units). Units of $7,500 consisting of 10,000 shares of the Company's restricted common stock, par value $.000666 and 5,000 warrants exercisable at $1.00 for a one-year period. The Company has the right to redeem the restricted shares from the investors within 120 days of the purchase of the shares at the same price paid by the investor and the investor will retain the warrants. The warrants/converted shares shall have registration rights commencing 180 days after the date of issuance. The restricted shares shall remain restricted for one year if not redeemed. This Offering remained open for 10 business days on a first come basis and closed on February 23, 2004.

On March 12, 2004, the Company raised a total of $10 million in a private placement to institutional and accredited investors through the issuance of 21,739,130 shares of unregistered common stock. The investors will also receive Series A warrants to purchase 50% additional shares of common stock, at an exercise price of $0.86 per share and Series B warrants, providing investors the opportunity to invest an additional $5 million at an exercise price of $.46 per share.

GOLDSPRING, INC.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2002

Note 11 - Consulting Fees

Consulting Fees provided in Exchange for Common Stock	$4,138,408

Other	119,827
Total Consulting Expenses	$4,258,235

Prior to the Plan and Agreement of Reorganization by exchange by GoldSpring, Inc., the Company had entered into various contractual arrangements whereby the Company would issue common stock as consideration for investor relations, business advisory and related consulting services. A total of 26,726,932 common shares valued at $4,123,278 were issued for consulting services during the period February 2002 through March 11, 2003 (See Note G for further details). The entire amount was recorded as an expense in 2003.

GLOSSARY

The following is a glossary of terms that will be used throughout this document. The glossary is being provided to help any person reading this document to understand certain terms.

“ASSAY” means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

“BRECCIA” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“BONANZA” means a compact mass of very high-grade ore. Average Bonanza grades are 2.3 ounces of gold per ton and 43 ounces of silver per ton.

“CLAIM” means a mining title giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“COMMON SHARES” means common shares without par value of GoldSpring, Inc.

“COMPANY” means the consolidated group consisting of GoldSpring, Inc. and its subsidiaries The Plum Mining Company, LLC, GoldSpring, LLC and Ecovat Copper Nevada, LLC.

“CORPORATE STOCK TRANSFER” means GoldSpring’s registrar and transfer agent, Corporate Stock Transfer of Denver, Colorado.

“CORPORATION” means the consolidated group consisting of GoldSpring, Inc. and its subsidiaries The Plum Mining Company, LLC, GoldSpring, LLC and Ecovat Copper Nevada, LLC.

“CUT-OFF GRADE” means the grade below which mineralized material or ore will be considered waste.

“DEPOSIT” means an informal term for an accumulation of mineral ores.

“DIAMOND DRILL” means a rotary type of rock drill that cuts a core of rock and is recovered in long cylindrical sections, two centimeters or more in diameter.

“DORE” means unrefined gold and silver bullion consisting of approximately 90% precious metals, which will be further refined to almost pure metal.

“DUMPS” means depositories of unprocessed material rejected from prior mining operations.

“ECOVAT COPPER NEVADA” means Ecovat Copper Nevada, LLC, a wholly-owned subsidiary of GoldSpring, Inc.

“FAULT” means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

“GOLDSPRING” means GoldSpring, Inc.

“HEAP LEACH” means a gold extraction method that percolates a cyanide solution through ore heaped on an impervious pad or base.

“MINERALIZATION” means the concentration of metals within a body of rock.

“MINERALIZED MATERIAL” is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

“NET SMELTER RETURNS” means the actual financial proceeds received from any mint, smelter, refinery, or other purchaser, from the sale of bullion, dore, concentrates or finished products, less the cost of shipping, and all minting, smelter or refinery costs.

“ORE” means material containing minerals that can be economically extracted.

“OXIDE” means mineralized rock in which some of the original minerals have been oxidized (I.E., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

“PATENT” means Fee simple title (private land) obtained from a State or Federal government to land containing a valid mineral discovery.

“PLACER MINE” means the Gold Canyon and Spring Valley properties contained within the legal entity of GoldSpring LLC.

“PLUM MINING” means The Plum Mining Company, LLC, a wholly-owned subsidiary of GoldSpring, Inc.

“PROBABLE RESERVES” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“PROVEN RESERVES” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“RECOVERY” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“RESERVES” or “ORE RESERVES” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“SAMPLING” means selecting a fractional, but representative, part of a mineral deposit for analysis.

“SEDIMENT” means solid material settled from suspension in a liquid.

“STOCKWORK” means a rock mass interpenetrated by small veins of mineralization.

“STRIKE”, when used as a noun, means the direction, course or bearing of a vein or rock formation measured on a level surface and, when used as a verb, means to take such direction, course or bearing.

“STRIKE LENGTH” means the longest horizontal dimension of an ore body or zone of mineralization.

“STRIPPING RATIO” means the ratio of waste to ore in an open pit mine.

“SULPHIDE” (or “SULFIDE”) means a compound of sulfur and some other element.

“TRENCHING” means prospecting in which subsurface strata are exposed by digging pits across the strike of a lode.

“VEIN” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“VOLCANICLASTIC” means derived by ejection of volcanic material from a volcanic vent.

“WASTE” means rock lacking sufficient grade and/or other characteristics of ore.

GOLDSPRING, INC.

21,739,129 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF A WARRANTS

10,869,575 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF GREEN SHOE WARRANTS

211,666 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH
CONVERSION OF WARRANTS

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee	$3,663
Legal fees and expenses (1)	$130,000
Accounting fees and expenses (1)	$15,000
Miscellaneous and Printing fees(1)	$10,000
Total (1)	$158,663

(1)     Estimated.

>Item 14.    Indemnification of Directors, Officers, Employees and Agents.

Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

On March 22, 2004, we issued a total of 21,739,129 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Gamma Opportunity Capital Partners, LP	1,630,435
Longview Fund LP	1,630,435
Longview Equity Fund, LP (5)	2,445,652
Longview International Equity Fund, LP (5)	815,217
Alpha Capital Aktiengesellschaft (4)	1,086,957
Capital Ventures International (6)	2,173,913
Portside Growth and Opportunity Fund (7)	543,478
Enable Growth Partners L.P. (8)	434,783
Whalehaven Funds Limited (9)	326,087
Stonestreet Limited Partnership (10)	760,870
Smithfield Fiduciary LLC (11)	543,478
TCMP3 Partners LLP (12)	217,391
Bristol Investment Fund, Ltd. (13)	652,174
Vertical Ventures, LLC (14)	543,478
Merriman Curhan Ford Corporation (15)	272,826
A. Tod Hindin	108,696
Kenneth R. Werner Revocable Trust	108,696
Thomas P. O'Shea, Jr	65,217
D. Jonathan Merriman	65,217
Brock Ganeles	54,348
Elise Stern	54,348
Craig E. Sultan	54,348

Carl Frankson	54,348
Jon M. Plexico	43,478
Pete Marcil	43,478
David Bain	43,478
Steven R. Sarracino	42,391
Gregory S. Curhan	21,739
John Hiestand	21,739
Robert E. Ford	21,739
Eric Wold	21,739
Christopher Aguilar	21,739
Peter A. Blackwood	21,739
Genesis Microcap Inc. (16)	217,391
John V. Winfield	1,630,435
John V. Winfield IRA-1	1,086,957
John V. Winfield IRA-2	543,478
Santa Fe Financial Corp. (17)	543,478
Portsmouth Square, Inc. (17)	543,478
Intergroup Corp. (17)	2,173,913
Erik Franklin	54,348

In February 2004, we issued a total of 443,333 shares of our common stock to the following investors. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Joanne T. Becker InterVivos Trust	20,000
Charles and Genevieve Holmes	10,000
Rodney Mayberry	20,000
Gerald Jenkins	10,000
Isaac and Donna Ward	20,000
David Salari	10,000
Alan Ward	10,000
John Wilkins	10,000
Thomas and Barbara Worthen	10,000
Mark and Jennifer Ward	193,333
Gordon Randy Lane	100,000
Robert Faber	10,000
Stephen Parent	10,000
Lisa Boksenbaum	10,000

On January 12, 2004, we issued a total of 50,000 shares to Pernendu K. Rana Medhi pursuant to a consulting agreement. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Medhi had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 11, 2003, we issued 64,486 shares to Jeffrey Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued a total of 64,486 shares to Scott Jolcover for the purchase of the water rights with the Plum Mining acquisition. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Jolcover had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 6, 2003, we issued 594,177 shares to acquire The Plum Mining Company LLC. The W. Hughes Brockbank Living Trust was issued 534,759 restricted common shares and Scott Jolcover was issued 59,418 restricted common shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, W. Hughes Brockbank Living Trust and Scott Jolcover had the necessary investment intent as required by Section 4(2) since it agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On September 16, 2003 we issued a total of 38,000,000 shares to the following investors: Jubilee Investment Trust PLC-36,000,000 shares; Mark D. Ward & Jennifer H. Ward-1,000,000 shares; Terry Plummer-800,000 shares; and Jerrie w. Gasch-200,000 shares. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These investors represented that they were accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On August 21, 2003, we issued 39,000 shares to Frederick L. Conquest for services rendered to us and on September 16, 2003 we issued an additional 50,000 shares to Frederick L. Conquest for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Conquest had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On June 24, 2003, we erroneously issued 10,000,000 shares to Antonio Treminio. Such shares were subsequently returned to us by mutual consent of both us and Mr. Treminio and were cancelled.

On March 24, 2003, we issued 509,460 shares to Sylvio Martini for the cancellation of debt to us and 677,533 shares to Antonio Treminio for the cancellation of debt to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Treminio and Martini had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Effective March 11, 2003 we issued 90,000,000 shares to Ecovery, Inc. pursuant to an Agreement and Plan of Reorganization. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ecovery represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ecovery had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 20, 2002 we issued 79,500,000 shares to ARN Invest ApS pursuant to a Stock Purchase Agreement and Share Exchange. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. ARN Invest Aps represented that it was an accredited investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, ARN Invest Aps had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction. These shares were subsequently returned to us and cancelled when the Agreement was deemed null and void.

On December 5, 2002, we issued 2,009 shares to Keith Richardson as a settlement with Mr. Richardson. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Richardson had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On October 20, 2002, we issued 754,000 shares to Stanley Medinger for services rendered to us. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. These issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Merdinger had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing legends stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Item 16.    Exhibits and Financial Statement Schedules.

(a)     Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	(a)	Articles of Incorporation of Click and Call Corp. *

3.1	(b)	Articles of Amendment to Articles of Incorporation of Click and Call Corp. *

3.1	(c)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(d)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(e)	Articles of Amendment to Articles of Incorporation of Startcall.com Inc. *

3.1	(f)	Articles of Amendment to Articles of Incorporation of Visator, Inc. *

3.1	(g)	Articles of Organization — Plum Mining Co., LLC *

3.2	By-Laws *

5.1	Opinion and Consent of Anslow & Jaclin, LLP

10.1	Subscription Agreement *

10.2	Common Stock Purchase Warrant A *

10.3	Common Stock Purchase Warrant (Green Shoe) *

10.4	Funds Escrow Agreement *

21.1	Subsidiaries of GoldSpring, Inc. *

23.1	Consent of Jewett, Schwartz & Associates, independent auditors.

24.1	Power of Attorney (included on signature page of Registration Statement)

* Filed with the original Form S-1 on April 21, 2004 (SEC File # 333-114697).

Item 17.    Undertakings.

(A)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)     Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 28th day of July , 2004.

GOLDSPRING, INC.

By:	/s/ Stephen B. Parent
STEPHEN B. PARENT CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

The undersigned directors and officers of GoldSpring, Inc. hereby constitute and appoint Stephen Bruce Parent, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen B. Parent STEPHEN B. PARENT	Chairman of the Board of Directors and Chief Executive Officer	July 28, 2004

/s/ John F. Cook JOHN F. COOK	President	July 28, 2004

/s/ Robert T. Faber ROBERT T. FABER	Secretary and Chief Financial Officer	July 28, 2004

/s/ Leslie L. Cahan LESLIE L. CAHAN	Director	July 28, 2004

/s/ Purendu K. Rana Medhi PURENDU K. RANA MEDHI	Director	July 28, 2004

/s/ Tony E. Applebaum TONY E. APPLEBAUM	Director	July 28, 2004